Securities and Exchange Commission on _____________, 2011

Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DNA PRECIOUS METALS, INC.

(Exact Name of Registrant)

Nevada	1040	37-1640902
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification Number)

9125 rue Pascal Gagnon, Suite 204 Saint Leonard, Quebec Canada H1P 1Z4 (514) 852-2111
(Address and telephone number of principal executive officers)

James Chandik 9124 rue Pascal Gagnon, Suite 204 Saint Leonard, Quebec Canada HIP 1Z4 (514) 852-2111
(Name, address and telephone number of agent for service)

Copies to:
Jeffrey G. Klein, P.A.
301 Yamato Road, Suite 1240
Boca Raton, FL  33431
(561) 953-1126

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer”, a “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.001 par value per share	$3,000,000	$348.30
(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION,

DATED _____________, 2011

PRELIMINARY PROSPECTUS

DNA PRECIOUS METALS, INC.

12,000,000 Shares of Common Stock
Offered at $0.25 per share
Total Offering $3,000,000

We are offering 12,000,000 (12 million) shares of our common stock at a price of $0.25 per share.  We may retain the services of licensed broker/dealers and compensate these broker/dealers with a cash commission not to exceed 10% of the proceeds raised by the broker/dealer.  To the extent that our common stock is sold by our officers or directors, no commissions will be paid.

The purchase of the securities offered through this Prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 8.

 We are offering the securities on a best effort no minimum basis.  There are no minimum purchase requirements.

	Price to Investor	Commission	Proceeds to the Company
Price per share	$0.25	$0.025	$.225
Maximum	$3,000,000	$300,000	$2,700,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________, 2011

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus before deciding to invest in shares of our common stock. Unless the context provides otherwise, all references to “DNA,” “DNA Precious Metals,” “we,” us,” “our,” or similar terms, refer to DNA Precious Metals, Inc. and its wholly owned subsidiary DNA Precious Metals Canada Inc.

In this prospectus all references to “$” or “dollars” mean the U.S. dollar, and unless otherwise indicated all currency amounts in this prospectus are stated in U.S. dollars. All references to “Cdn.$” refer to the Canadian dollar. All financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are reported in U.S. dollars.

Background

We were incorporated on June 2, 2006 in the state of Nevada.  Our original name was Celtic Capital, Inc.   On October 20, 2008, Celtic Capital, Inc. changed its name to Entertainment Educational Arts Inc. and on May 12, 2010, the Company changed its name to DNA Precious Metals, Inc. (the “Company”).

Our executive offices are located at 9125 rue Pascal Gagnon, Suite 204, Saint Leonard, Québec, H1P 1Z4, Canada and our telephone number is 514-852-2111.  We lease approximately 1,100 square feet of space at a monthly cost of $1,320.  We believe this space will be adequate for our ongoing operations.

Our Business

We are an exploration stage mining company.  We are in the business of exploring for gold, silver and base metal deposits, primarily muscovite (mica).  On June 9, 2011 we acquired ten (10) mining claims in the Montauban Mining Project located in the Montauban and Chavigny townships near Grondines-West in Portneauf County, Quebec, Canada (the “Property”).  We acquired the Property from 9215-8062 Quebec Inc. in consideration for the issuance of 5,000,000 (5 million) shares of our common stock

The Property is easily accessible and all transportation infrastructures on the Property are in place.  Information from past prospectors indicates that there are zones of gold, silver and base metal mineralization on the Property.  Our objective is to bring the Property into production.    We believe the recuperation costs of the mineralized zones will be significantly less than traditional mining operations as most of the identified mineralized zones are near the surface.

The Mountauban Property in Quebec, Canada is our principal asset.  The entire Mountauban Property is approximately 340.36 hectares.  Our development plan for the Mountauban Property involves initiating mining and production in two phases, which we believe will reduce the amount of total capital required to bring the Mountauban Property into production.    We intend to apply for permitting and begin construction of the mill.

Management

Our management team has over 65 years of business and mining experience.  James Chandik, our president and chief executive officer, Claude Girard, our vice president and director of field operations.  Jeffrey Bercovitch serves as our chief financial officer.

Our Common Stock

As of the date of this prospectus, we had 76,100,000 shares of our common stock issued and outstanding.

Currently, there is no public market for our common stock.  We intend to request a market maker to file a Form 211 to be approved for quotation on the Over-the-Counter Bullet Board electronic quotation system, (“OTCBB).  The Company is not permitted to file a Form 211 with the OTCBB as only Market Makers may apply to the OTCBB for the issuer to get approval to quote the security.  We cannot provide you any assurance that our common stock will ever be quoted on the OCTBB.

 Our Funding requirements

We will require approximately $2,700,000 to complete the infrastructure and construct a mill and implement and operate our business during the next 12 months.  We cannot provide any assurance that we will be able to raise sufficient funds to satisfy our funding requirements to secure required permitting, acquire the necessary equipment, to construct a mill and commence mining operations.

We have not entered into the necessary agreements that would enable us to obtain additional financing.  There is no guarantee or assurance that we will be able to enter into any agreement that will enable us to obtain additional financing.

Our independent auditors have concluded that we are an exploration stage company. We have a working capital deficit, have incurred losses from operations since inception, have no revenues, may incur further significant losses, have no established source of revenue, and are dependent on our ability to raise capital from shareholders or, possibly, advances or loans from related parties to sustain operations.  As such, there is a substantial doubt that we will be able to continue as a going concern.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.

THE OFFERING

Securities being offered:	Up to 12,000,000 shares of our common stock, par value $.001

Offering price per share:	$0.25 per share

Net proceeds:
$2,700,000 (Assumes the sale of all shares of common stock by broker dealers.  No commissions will be paid to our officers or directors who sell any shares of common stock offered pursuant to this prospectus).

Use of proceeds:
We will use the proceeds of this offering to continue with our exploration program  apply for permitting, construct a mill and commence mining operations on the Property.  Specifically, net proceeds will be used to construct necessary facilities, purchase necessary equipment, fund the bonding of the affected areas for reclamation and closure, recruit and hire key operating positions, build a mill to process,  gold silver and base metals for our own operations and third party mining companies and for general administrative and working capital needs.

Number of shares of common stock authorized and outstanding:	150,000,000 shares of common stock authorized and 76,100,000 shares of common stock issued and outstanding before the offering.

Risk Factors:	See Risk Factors included in this Prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

SELECTED FINANCIAL INFORMATION

            We have derived the following summary of our statements of operations data for the year ended December 31, 2010 (audited) and   nine  months ended September 30, 2011 (unaudited) appearing elsewhere in this prospectus.   Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our financial data set forth below should be read together with our financial statements and the related notes to those statements, as well as  our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus

Selected Financial Information

BALANCE SHEET DATA:	As of September 30, 2011	As of December 31, 2010

Cash	$804,630	$39,070
Prepaid Expenses	$ 35,399	$ 3,571
Mining Assets	$ 15,000	-
TOTAL ASSETS	$855,029	$ 42,641

Current Liabilities	$ 46,856	-
Long Term Liabilities
Promissory Note	$481,300	-

TOTAL LIABILITES	$528,156	-
Deficit accumulated during Developmental stage	$(706,354)	$(57,531)

STATEMENT OF OPERATIONS DATA:	For the Nine Months Ended September 30, 2011	For the Year ended December 31, 2010	June 2, 2006 (Inception) To September 30, 2011
Net Revenue:	-	-	-
Gross Profit:	-	-	-
Operating Expenses
Engineering Costs	$221,228	-	$221,228
Wages and Related Expenses	$340,882	-	$340,882
Total Expenses	$648,823	$4,501	$703,253

The foregoing summary information is qualified by and should be read in conjunction with our financial statements and accompanying footnotes, appearing elsewhere in this registration statement.

RISK FACTORS

            An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the notes thereto, before deciding whether to invest in shares of our common stock. Each of these risks could have a material adverse effect on our business, operating results, financial condition and/or growth prospects. As a result, you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

We are an exploration stage company and our business plan is unproven.  We have generated no revenues from our operations and incurred operating losses since our inception.

           We are an exploration stage company, our business plan is unproven, and we cannot assure you that we will ever achieve profitability or, if we achieve profitability, that it will be sustainable.  We are subject to all of the risks inherent in a new business.  We have not generated any revenues to date.  At September 30, 2011, we had current assets in the amount of $840,029 and current liabilities totaling $46,856.  Long term liabilities totaled $481,836.  We had an accumulated deficit of ($706,354) as of September 30, 2011.  We have a working capital surplus of $791,173. We believe that our working capital is sufficient for us to continue our operations.  But, we will require additional capital to build a processing mill and commence commercial operations.  We have no commitment for additional funding.

We have no proven reserves.

The Property does not have known reserves of commercial gold or silver.  Our long-term success will be related to the cost and success our exploration and mining programs.  Mining for gold and silver and base metals is a highly speculative business, involving a high degree of risk. Few properties which are explored are ultimately developed into producing mines.  There is no assurance that our exploration program will result in any discoveries of commercial quantities of gold or silver.   There is also no assurance that, even if commercial quantities of gold or silver are discovered, a mine can be brought into commercial production. Production/discovery of gold and silver is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mine is also dependent upon a number of factors, many of which are beyond our control, such as the worldwide economy, the price of gold and silver, government regulations, including regulations relating to royalties, allowable production and environmental protection.

During our operations unexpected events may occur, including labor unrest, changes in government regulations, fires, floods, or earthquakes. It is not always possible to fully insure against such risks and we may decide not to take out insurance against such risks as a result of high premiums or for other reasons. Should such liabilities arise, they may impede our exploration activities, raise costs and otherwise reduce the commercial viability of the Property.

We may not identify proven reserves and our estimates may be inaccurate.

There is no certainty that any expenditures made in our exploration program will result in discoveries of commercially recoverable quantities of gold, silver or any base metal.   Most exploration projects do not result in the discovery of commercially extractable deposits of gold or silver and no assurance can be given that any particular level of recovery will in fact be realized or that any identified leasehold interest will ever qualify as a commercially developed. Estimates of mineralization, reserves, deposits and production costs can also be affected by such factors as environmental regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Material changes in estimated reserves, exploration and mining costs may affect the economic viability of any project.

We will be required to locate mineral reserves for our long-term success.

Mines have limited lives based on proven and probable mineral reserves that are depleted in the course of production. To ensure continued viability we must offset depleted reserves by replacing and expanding our mineral reserves, through further exploration at the Property and/or the acquisition of new properties. Even if additional reserves are discovered, the process from exploration to production can take many years, during which the economic feasibility of production may change. Therefore, our ability to maintain or increase annual production of gold and other base or precious metals once mining activities commence, if at all, will be dependent almost entirely on our ability to bring new mines into production.

Mining is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business.

Mining involves various types of risks and hazards, including:

•	environmental hazards;

•	power outages;

•	metallurgical and other processing problems;

•	unusual or unexpected geological formations;

•	flooding, fire, explosions, cave-ins, landslides and rock-bursts;

•	inability to obtain suitable or adequate machinery, equipment, or labor;

•	metals losses; and

•	periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability.

Exploration for economic deposits of gold and silver is speculative.

            Our business is very speculative since there is generally no way to recover any of the funds expended on exploration unless the existence of commercially exploitable reserves are established and the Company can exploit those reserves by either commencing mining operations, selling or leasing its interest in the property, or entering into a joint venture with a larger company that can further develop the property. Unless we can establish and exploit reserves before our funds are exhausted, we will have to discontinue operations.

Changes in the market price of gold, silver and other metals, which in the past has fluctuated widely, will affect the profitability of our operations and financial condition.

          Our profitability and long-term viability depend, in large part, upon the market price of gold and other metals and minerals produced from our mineral properties. The market price of gold and other metals is volatile and is impacted by numerous factors beyond our control, including:

•	expectations with respect to the rate of inflation;

•	the relative strength of the U.S. dollar and certain other currencies;

•	interest rates;

•	global or regional political, financial, or economic conditions;

•	supply and demand for jewelry and industrial products containing metals; and

•	sales by central banks and other holders, speculators and producers of gold and other metals in response to any of the above factors.

A decrease in the market price of gold and other metals could affect the commercial viability of our Montauban Property and our anticipated development and production assumptions. Lower gold prices could also adversely affect our ability to finance future development at the Montauban Property, all of which would have a material adverse effect on our financial condition and results of operations. There can be no assurance that the market price of gold and other metals will remain at current levels or that such prices will improve.

Our estimates of resources are subject to uncertainty.

            Estimates of resources are subject to considerable uncertainty. Such estimates are arrived at using standard acceptable geological techniques, and are based on the interpretations of geological data obtained from drill holes and other sampling techniques. Engineers use drilling results to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore bodies, expected recovery rates of metal from ore, comparable facility and operating costs and other factors. Actual cash operating costs and economic returns on projects may differ significantly from the original estimates, primarily due to fluctuations in the current prices of metal commodities extracted from the deposits, changes in fuel costs, labor rates, changes in permit requirements, and unforeseen variations in the characteristics of the ore body. Due to the presence of these factors, there is no assurance that any geological reports will accurately reflect actual quantities of gold or silver that can be economically processed and mined by us.

The mineralization estimates are based on interpretation and assumptions and may yield less mineral production, if any, under actual conditions than is currently estimated.

We have relied on independent geologists to conduct drilling samples on the Property.  When making determinations whether to continue any project, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on the Property.  Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

•	these estimates will be accurate;

•	reserve or other mineralization estimates will be accurate; or

•	this mineralization can be mined or processed profitably.

Any material changes in mineral reserve estimates and grades of mineralization may affect the economic viability of placing a property into production and a property’s return on capital.  Because we have not started mining operations at the Property and have not commenced actual production, mineralization estimates may require adjustments or downward revisions based upon further drilling and/or actual production experience.

In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our testing results to date.   There can be no assurance that minerals recovered in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale.  Declines in market prices for gold and silver may render portions of our mineralization, reserve estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability of the Property. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our results of operations or financial condition.

 Our exploration activities at the Montauban Property may not be successful, which could lead us to abandon our plans to develop the property and our investments in exploration.

Our long-term success depends on our ability to identify proven reserves and mine the Property and any other properties we may acquire, if any.  Exploration activities are highly speculative in nature, involves many risks and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of our exploration program is determined in part by the following factors:

•	the identification of potential gold mineralization based on surficial analysis;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at the Property. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. We cannot assure you that we will discover mineralized resources in sufficient quantities on the Property to commence commercial development.

 We will need the proceeds from this offering to begin mining activities.

We are offering our shares of common stock on a best efforts basis.  If we do not sell all of the securities being offered, there is a substantial likelihood that we will not be able to begin mining activities.  Should this occur, we may cease operations.If all of the shares being offered are subscribed for, we expect that the proceeds from this offering will provide enough capital to acquire equipment, construct a mill and fund the first phase of our mining operation.  Thereafter we anticipate that revenues from mining operations will fund later phases of production. However, there can be no assurance that future revenues, if any, will be sufficient to fund future operations.

 Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated and there is no assurance that our development activities will result in profitable mining operations.

We plan to estimate operating and capital costs for the Property based on information available to us and that we believe to be accurate. However, costs for labor, regulatory compliance, energy, mine and plant equipment and materials needed for mine development and construction may fluctuate significantly.  In light of these factors, actual costs related to our proposed mine development and construction may exceed any estimates we may make. We do not have an operating history upon which we can base estimates of future operating costs related to the Property.  We intend to rely upon our analysis of the future economic feasibility of the project and any estimates that may be contained therein. Studies derive estimates of cash operating costs based upon, among other things:

•	anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

•	anticipated recovery rates of gold and other metals from the ore;

•	cash operating costs of comparable facilities and equipment; and

•	anticipated climatic conditions.

Capital and operating costs, production and economic returns, and other estimates may differ significantly from actual costs, and there can be no assurance that our actual capital and operating costs will not be higher than anticipated or disclosed.

In addition, any calculations of cash costs and cash cost per ounce may differ from similarly titled measures of other companies and are not intended to be an indicator of projected operating profit.

There can be no assurance that we will be successful in establishing mining operations or profitably exploiting mineral deposits.

Our goal is to commence mining operations on the Property. Commencement of any mining activities will be subject to construction of a processing mill, roads, and other related work and infrastructure. As a result, we are subject to all of the risks associated with establishing new mining operations and business enterprises including:

•	the timing and cost, which can be considerable, of the construction of mining and processing facilities;

•	the ability to find sufficient gold reserves to support a mining operation;

•	the availability and costs of skilled labor and mining equipment;

•	the availability and cost of appropriate smelting and/or refining arrangements;

•	compliance with environmental and other governmental approval and permit requirements;

•	the availability of funds to finance construction and development activities;

•	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities; and

•	potential increases in construction and operating costs due to changes in the cost of fuel, power, materials, supplies, and other costs.

It is common in new mining operations to experience unexpected problems and delays during construction, development and mine start-up; delays in the commencement of mineral production often occur. Accordingly, we cannot assure you that our activities will result in profitable mining operations or that we will successfully establish mining operations or profitably extract gold or silver at the Property.

Historical production at the Property may not be indicative of the potential for future development.

We currently have no commercial production at the Property and have never recorded any revenues from gold or silver production. You should not rely on the fact that there were historical mining operations at the Property as an indication that we will ever have future successful commercial operations at the Property. We expect to continue to incur losses unless and until such time, if ever, as the Property enters into commercial production and generates sufficient revenues to fund our continuing operations. The development of new mining operations requires the commitment of substantial resources for operating expenses and capital expenditures, which may increase in subsequent years as needed consultants, personnel and equipment associated with advancing exploration, development and commercial production are added. The amount and timing of expenditures will depend on the progress of ongoing exploration and development, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners and other factors, many of which are beyond our control.

We have no history as a company engaged in the mining business.

We have no history of earnings or cash flow from mining activities.  If we identify proven reserves and  are able to proceed to production, commercial viability will be affected by factors that are beyond our control such as the particular attributes of the deposit, the fluctuation in the prices of gold and silver, the cost of construction and operating a mining operation,  the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration  as well as the costs of protection of the environment.

We face many operating hazards.

The development and operation of a mining property involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include, among other things, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents. Such occurrences may result in work stoppages, delays in production, increased production costs, damage to or destruction of mines and other producing facilities, injury or loss of life, damage to property, environmental damage and possible legal liability for such damages.

A shortage of critical equipment, supplies and resources could adversely affect our operations.

We are dependent on equipment, supplies and resources to carry out our mining operations, including input commodities, drilling equipment and skilled labor. A shortage in the market for any of these factors could cause unanticipated cost increases and delays in delivery times, which could in turn adversely impact production schedules and costs.

Operations at the Property will require a significant amount of water. Successful mining and processing will require careful control of project water usage and efficient reclamation of project solutions in the process.

Current global financial conditions have made access to financing more difficult.

Since the fall of 2008 there has been severe deterioration in global credit and equity markets. This has resulted in the need for government intervention in major banks, financial institutions and insurers, and has also led to greater volatility, increased credit losses and tighter credit conditions. These unprecedented disruptions in the credit and financial markets have had a significant adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations.

We do not insure against all risks to which we may be subject in our planned operations.

We currently do not maintain insurance to insure against general commercial liability claims and losses of equipment. Any insurance that we secure will in all likelihood not cover all of the potential risks associated with a mining company’s operations, and we may be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not be available or may not be adequate to cover any resulting liability. Moreover, we expect that insurance against certain hazards as a result of exploration and production may be prohibitively expensive to obtain for a company of our size and financial means.

We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to us or to other companies within the mining industry.

Losses from events that are not covered by our insurance policies may cause us to incur significant costs that could negatively affect our financial condition and ability to fund our activities on the Property. A significant loss could force us to terminate our operations.

Drilling operations are hazardous, raise environmental concerns and raise insurance risks.

We intend to conduct our business in a way that safeguards public health and the environment and in compliance with applicable laws and regulations. Environmental hazards may exist on properties in which we hold an interest which are unknown to us and may have been caused by prior owners. Changes to drilling and mining laws and regulations could require additional capital expenditures and increase operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain operations uneconomic.

Local infrastructure may impact our exploration activities and results of operations.

Our activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges and power and water supplies are important determinants that affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage or government or other interference in the maintenance of such infrastructure could adversely affect our activities.

Our officers have no experience in managing a public company.

Our officers and directors do not have experience in managing a public company.  We do not have any employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.  During the course of our operations, we may identify other deficiencies that we may not be able to remedy in time to satisfy the requirements imposed by the Sarbanes-Oxley Act for compliance with that Section 404.  If we fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information.

We are subject to significant governmental regulations.

The Property is located in Quebec, Canada and is subject to extensive federal, provincial, and local laws and regulations governing various matters, including:

•	environmental protection;

•	management and use of toxic substances and explosives;

•	management of natural resources;

•	exploration, development of mines, production and post-closure reclamation;
•	labor standards and occupational health and safety, including mine safety

•	labor standards and occupational health and safety, including mine safety; and

•	historic and cultural preservation.

Noncompliance may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in us incurring significant expenditures. We may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations will be more stringent which could cause additional expense, capital expenditures, restrictions on our operations and delays in the development of the Property.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All of our exploration and potential development and production activities are in the province of Quebec, Canada and are subject to regulation by governmental agencies under various environmental laws. These laws address, among other things, emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations.

Additionally, our operations will result in emissions of greenhouse gases, which may be subject to increased regulation in the future. In general, environmental legislation is evolving and the trend has been towards stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations requires significant capital outlays, and future changes in these laws and regulations may cause material changes or delays in our financial position, operations and future activities.  More stringent regulation may cause us to re-evaluate our activities.

Land reclamation requirements for the Property may be burdensome.

Land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

•	control dispersion of potentially deleterious effluents; and

•	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations we will have to allocate a portion of our financial resources that might otherwise be spent on further exploration and development programs.  Unanticipated reclamation work will adversely impact our operations.

We are required to obtain government permits and approvals.

Permits and approvals from various government agencies will be required.  We do not have the requisite permitting at this time.  We believe that we will be able to obtain required permitting.   However, there can be no assurance that delays will not occur to obtain these permits.   Moreover, any permits that we secure may be revoked if we cannot comply with applicable regulations.

We may experience difficulty attracting and retaining qualified management.

We are dependent on the services of key executives including James Chandik, Claude Girard and Jeffrey Bercovitch.  We will have to hire other highly skilled and experienced consultants.  Due to our relatively small size, the loss of these persons or our inability to attract and retain highly skilled employees may have a material adverse effect on our business or future operations. We do not maintain key-man life insurance on any of our officers or directors.

We compete with larger, better capitalized competitors in the mining industry.

The mining industry is intensely competitive in all of its phases, including financing, technical resources, personnel and property acquisition. It requires significant capital, technical resources, personnel and operational experience to effectively compete in the mining industry. Larger companies with significant resources have an advantage over us.  Competition for resources at all levels is very intense, particularly affecting the availability of manpower, drill rigs, mining equipment and production equipment. As a result, we may be unable to maintain or acquire financing, personnel or technical resources.

There are differences in U.S. and Canadian practices for reporting reserves and resources.

Since our operations are in Canada, resource estimates disseminated outside the United States are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements,. These practices are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated and inferred resources, which are generally not permitted in filings with the SEC. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.

Our directors and officers may have conflicts of interest as a result of their relationships with other companies.

Our directors and officers may serve as officers or directors for other companies engaged in natural resource exploration and development.  The directors and officers owe us a fiduciary obligation.  We have not yet established a policy to deal with potential conflicts of interest.

 Legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of rules and regulations which govern publicly-held companies. The Sarbanes-Oxley Act has resulted in a series of rules and regulations that increase responsibilities and liabilities of directors and executive officers. We are a small company with a limited operating history and no revenues.  This may influence the decisions of potential candidates we may recruit as directors or officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.

Risks Related To Our Securities

In the event that your investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, your investment will be compromised because we do not intend to pay dividends.

We have never paid a dividend to our shareholders.  We intend to retain cash for the continued development of our business. As a result, your return on investment will be solely determined by your ability to sell your shares in a secondary market.

The market valuation of our business may fluctuate due to factors beyond our control and the value of your investment may fluctuate correspondingly.

The market valuation of developmental stage companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies.  Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

• changes in securities analysts’ estimates of our financial performance, although there are currently no analysts covering our stock;
• fluctuations in stock market prices and volumes, particularly among securities of emerging growth companies;
• changes in market valuations of similar companies;
• announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;
• variations in our quarterly operating results;
• fluctuations in related commodities prices; and
• additions or departures of key personnel.

Purchasers of our common stock will experience immediate and substantial book value dilution.

The price of the Shares offered hereunder is substantially higher than the net tangible book value of each outstanding share of stock.  Investors who purchase Shares in this Offering will suffer immediate and substantial dilution.

The Company is selling the shares of common stock offered in this prospectus without an underwriter and may not be able to sell any of the shares offered herein.

The common stock is being offered by our officers and directors.   No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any common shares.  There are no firm commitments to purchase any of the shares in this offering.  Consequently, there is no guarantee that the Company s capable of selling all, or any, of the common shares offered hereby.

 Currently there is no established public market for our common stock, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading.

There is currently no established public market whatsoever for our securities.  A market maker will be asked to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA.   There can be no assurance that the market maker’s application will be accepted by FINRA nor can we estimate as to the time period that the application will require.  We are not permitted to file such application on our own behalf.  If the application is accepted, there can be no assurances as to whether

(i) any market for our shares will develop;

(ii) the prices at which our common stock will trade; or

(iii)        the extent to which investor interest in us will lead to the development of an active,   liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock.  Either of these factors could adversely affect the liquidity and trading price of our common stock.  Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly.  Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of exploratory stage mining companies and general economic and market conditions.

Because of the anticipated low price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities.  Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Because the SEC imposes additional sales practice requirements on brokers who deal in penny stocks, some brokers may be unwilling to trade them.  This means that you may have difficulty reselling your shares.

Our common stock is classified as a penny stock and will be covered by Section 15(g) of the Securities Exchange Act of 1934.  These rules impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you.  Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares.  This could prevent you from reselling your shares and may cause the price of the shares to decline.

 FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

 FINRA has adopted rules that require s broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers charge higher transactional fees for penny stock transactions.  As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy and sell our stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of our management.

 Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	the timing and possible outcome of pending regulatory and permitting matters;

•	the timing and outcome of our possible feasibility study;

•	the parameters and design of any potential mining facilities at the Property;

•	future financial or operating performance;

•	the estimation of mineralization and the realization of mineral reserves, if any, based on mineralization estimates;

•	the timing of exploration, development, and production activities and estimated future production, if any;

•	estimates related to future costs of production, establishing mining operations, capital requirements, operating and exploration expenditures;

•	use of proceeds of this offering;

•	requirements for additional capital and our ability to raise additional capital;

•	government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses;

•	title disputes or claims;

•	limitations of insurance coverage; and

•	the future price of gold, silver, or other minerals.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Operating Results” contained in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $2.7 million, assuming the sales of all securities through broker dealers.  To the extent that any of our securities are sold by officers or directors, no commissions will be paid.

Gross Proceeds:	$3,000,000
Broker Commissions	$300,000
Net Proceeds	$2,700,000

The Net Proceeds will be used as follows*:
Commence mill construction and establish pilot processing circuit	$1,200,000
Install 10,000 square foot prefabricated steel building	$280,000
Infrastructure improvements including electricity, water, roads and concrete footing for building	$275,000
Certifications for processing mining residues	$295,000
Residue park set-up and reparation of residue dam	$50,000
Officer and director salaries during set-up of pilot mill	$130,000
Heavy machinery rental i.e.; excavation shovel, loader and dump truck	$45,000
Truck purchase	$25,000
Legal and accounting	$70,000
Office lease and office related expenses	$25,000
Insurance	$25,000
Working Capital	$280,000
TOTAL	$2,700,000
*The foregoing assumes the commencement of mining operations. If we do not commence mining operations, our focus will be construction of a larger mill to process gold and silver from other mining companies and to explore other mining properties.

 The expected use of net proceeds of this offering represents our intentions based on our current plans and business conditions. The amounts and timing of our actual expenditures will depend on numerous factors. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Additionally, we may use a portion of the net proceeds of this offering to finance acquisitions of, or investments in other mining claims as a part of our growth strategy. However, we currently have no commitments or plans with respect to any such acquisitions or investments.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $3,000,000 in this offering.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.  Among the factors considered were:

1.	Our lack of operating history

2.	The proceeds to be raised by the offering

3.	The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and

4.	Our relative cash requirements.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of September 30, 2011 the net tangible book value of our shares of common stock was $326,873 or approximately $ 0.01 per share based upon 75,500,000 shares of common stock issued and outstanding.

If 100% of the Shares (12,000,000 shares) Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 87,500,000 shares to be outstanding will be approximately $0.04 per share.  The net tangible book value of the shares held by our existing stockholders will be increased by $021 per share without any additional investment on their part.  You will incur an immediate dilution from $0.25 per share to $0.04 per share.

After completion of this offering, if 12,000,000 shares are sold, you will own approximately 14% of the total number of shares then outstanding for which you will have made a cash investment of $3,000,000 or $0.25 per share.  Our existing stockholders will own approximately 86 % of the total number of shares then outstanding, for which they have made contributions of cash totaling $ 660,000 or $0.01 per share.

Existing Stockholders if all of the Shares are Sold*:

Price per share		$0.25
Net tangible book value per share before offering		$0.04
Net tangible book value per share after offering after expenses	$
Increase to present stockholders in net tangible book value per share after offering	$
Capital contributions		$3,000,000
Number of shares outstanding before the offering		75,500,000
Number of shares after offering assuming the sale of the maximum number of shares		87,500,000
Percentage of ownership after offering		14%

*Based on the number of issued and outstanding shares of common stock on September 30, 2011.

PLAN OF DISTRIBUTION

We are offering up to 12,000,000 shares of common stock on a “best efforts no minimum” basis.   The offering price is $0.25 per share.  The common stock will be offered by our officers and directors.  No commissions will be made on any sales made by our officers or directors.  The Company reserves the right to use licensed broker/dealers and pay the brokers a cash commission of up to 10% of the proceeds raised by that broker.  We will have access to your funds without regard to the dollar amount of the funds raised.

Our officers and directors will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer.  The conditions are that:

1.    The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2.     The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.     The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.      The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Section 15(g) of the Exchange Act - Penny Stock Rules

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder.  They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $2,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

Regulation M

Our officers and directors, who will promote the shares,  are  aware that each  is required to comply with the provisions of Regulation M, promulgated under the Securities and Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes officers and/or directors, sales agents, any broker-dealers or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock or any other securities. We anticipate that we will retain all available funds and any future earnings, if any, for use in the operation of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements of our current or then-existing credit facilities and other factors our board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND PLAN OF OPERATION

The following discussion should be read in conjunction with, and is qualified in its entirety by, our financial statement, and certain other financial information included elsewhere in this prospectus.

We are an exploratory stage mining corporation. We have not commenced mining operations or generated revenues from our business operations.

We believe that we will be able to undertake mining operations subject to adequate funding.  Other than completion of this offering our only other source for cash has been additional investments by existing shareholders.  Proceeds from this offering will allow us to implement our expansion plan and begin mining operations.   If we raise the maximum amount in this offering, we believe that the proceeds will fund operations for a minimum of twelve months.

To meet our need for cash we are attempting to raise money from this offering.  We believe that we will be able to raise enough money through this offering to commence mining operations subject to securing required permits.   At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it we may not be able to fully implement our business plan.     If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money from another source.  We currently do not have a commitment for additional funding.

Plan of Operation

If we raise the maximum amount in this offering, we believe we can satisfy our cash requirements during the next twelve months.   Upon completion of our public offering, our specific goal is to profitably mine the Property.  However, bringing the Property into production will require identification of reserves, satisfying all permitting requirements, securing necessary equipment, construction of a mill and extraction of gold, silver and other base metals in an economically efficient manner

Limited operating history; need for additional capital

There is no historical mining information about us upon which to base an evaluation of our performance.  We are in start-up operations and have not generated revenues.  We cannot guarantee we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a mining property,   including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We are seeking equity financing to provide for the capital required to implement our operations.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.  Equity financing could result in additional dilution to existing shareholders. Debt financing, if available, may impose restrictive covenants which will restrict our overall operations.

Results Of Operations For Fiscal Years Ended December 31, 2010 and December 31, 2009 and from June 2, 2006 (“Inception”) audited and for the nine month period ended September 30, 2011 and 2010 and from Inception through September 30, 2011 (unaudited).

Since Inception, we have not generated any revenues.  Expenses through December 31, 2010 totalled $57,531.  Our single largest expense, $50,942, is attributable to professional fees, primarily legal and accounting costs. Rent and general and administrative expenses since Inception totalled $1,303 and $5,286 respectively.  We had limited operations during this time period as our primary objective was to look for and identify prospective mining claims.  Our Net Loss for the period ended December 31, 2010 totalled $(17,359) and total losses since Inception totalled $(57,359).

Expenses for the nine month period ended September 30, 2011 increased significantly    as compared to the comparable periods in 2010.  This increase is primarily attributable to the commencement of our mining operations.  For the nine month period ended September 30, 2011 we incurred total expenses of $645,722 as compared to $4,501 for the nine months ended September 30, 2010.  We had neither engineering nor wage expenses in 2010.

For the nine months ended September 30, 2011, we had a Net Loss of $(648,823) as compared to a Net Loss of $($4,501) for the comparable periods in 2010.   Net loss since Inception totalled $(706,354).

Liquidity and Capital Resources

Assets and Liabilities

To date, the operations of the Company have been primarily funded through debt and equity financing.   Our continued operations will be dependent upon our ability to secure either additional equity or debt financing, of which there can be no assurance. We do not expect to generate revenues from mining activities in the foreseeable future.

At September 30, 2011 we had cash totaling $804,630 and prepaid expenses totaling $35,399.   Our cash position was generated from the sale of our common stock and the execution of a $500,000 promissory note.  Current assets totaled $840,029.  Our mining claims total $15,000 and Total assets are $855,029.   Current liabilities totaled $46,856 which consists primarily of common stock which must be issued.  We have working capital totaling $793,173.  Our financial conditions compares favorably to our financial condition at December 31, 2010 where current assets totaled $42,641 which consisted of $39,070 in cash.

We have a long term liability totaling $481,300.  The loan was for $500,000 CD$.   The Company issued the note holder 1,000,000 shares of our common stock in lieu of payment of any interest on the outstanding principal balance.  The note matures May 31, 2014 and has a default interest rate of 5% per annum.

Plan of Operation For Fiscal Year 2012

 We will focus our efforts on securing the required permits, improving the current infrastructure and constructing our mill. Adverse weather conditions may delay both our operating activities.

BUSINESS

DNA Precious Metals, Inc. (“we”, “us” “our” or the “Company”) is a Nevada corporation organized June 2, 2006.  Our original name was Celtic Capital, Inc.   On October 20, 2008, we changed our name to Entertainment Education Arts Inc.   On May 12, 2010, we changed our name to DNA Precious Metals, Inc. to more accurately reflect our new business plan.

We are an exploration stage mining company whose business objective is to identify proven reserves of gold and silver, construct a mill, build out the Property’s infrastructure and place the mine into production.   The Montauban Mining Project is located in the Montauban and Chavigny townships near Grondines-West in Portneauf County, Quebec, Canada (the “Property”).  The Property does not contain any known ore reserves according to the definition of ore reserves under Industry Guide 7 promulgated by the Securities and Exchange Commission (“SEC”).  Further work is required on the Property before a final determination as to the economic and legal feasibility of a mining venture can be made. There is no assurance that a commercially viable deposit will be proven through our exploration efforts.  The funds expended on our properties may not be successful in leading to the delineation of ore reserves that meet the criteria established under SEC guidelines.

1.	MEASUREMENTS AND GLOSSARY

For ease of reference in reviewing our business, we are providing you with conversion information and abbreviations.

1 acre	= 0.4047 hectare	1 mile	= 1.6093 kilometers
1 foot	= 0.3048 meter	1 troy ounce	= 31.1035 grams
1 gram per metric ton	= 0.0292 troy ounce/ short ton	1 square mile	= 2.59 square kilometers
1 short ton (2000 pounds)	= 0.9072 ton	1 square kilometer	= 100 hectares
1 ton	= 1,000 kg or 2,204.6 lbs	1 kilogram	= 2.204 pounds or 32.151 troy oz
1 hectare	= 10,000 square meters	1 hectare	= 2.471 acres

The following abbreviations may be used herein:

Au	= gold	m2	= square meter
G	= gram	m3	= cubic meter
g/t	= grams per ton	Mg	= milligram
Ha	= hectare	mg/m3	= milligrams per cubic meter
Km	= kilometer	T or t	= ton
Km2	= square kilometers	Oz	= troy ounce
Kg	= kilogram	Ppb	= parts per billion
M	= meter	Ma	= million years

2.	GLOSSARY OF MINING TERMS

The following mining terms are used throughout this registration statement.

3.	SEC Industry Guide 7 Definitions

exploration stage	An “exploration stage” prospect is one which is not in either the development or production stage.

development stage
A “development stage” project is one which is undergoing preparation of an established commercially mineable deposit for its extraction but which is not yet in production. This stage occurs after completion of a feasibility study.

mineralized material	The term “mineralized material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

probable reserve
The term “probable reserve” refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

production stage	A “production stage” project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

proven reserve
The term “proven reserve” refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Reserve
The term “reserve” refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction. (“Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tons and grade to include diluting materials and allowances for losses that might occur when the material is mined.

4.	Additional Definitions

alteration	any change in the mineral composition of a rock brought about by physical or chemical means

assay	a measure of the valuable mineral content

dip	the angle that a structural surface, a bedding or fault plane, makes with the horizontal, measured perpendicular to the strike of the structure

disseminated	where minerals occur as scattered particles in the rock

fault	a surface or zone of rock fracture along which there has been displacement feasibility study
a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production

formation	a distinct layer of sedimentary rock of similar composition

geochemistry	the study of the distribution and amounts of the chemical elements in minerals, ores, rocks, solids, water, and the atmosphere

geophysics	the study of the mechanical, electrical and magnetic properties of the earth’s crust

geophysical surveys	a survey method used primarily in the mining industry as an exploration tool, applying the methods of physics and engineering to the earth’s surface

geotechnical	the study of ground stability

grade	quantity of metal per unit weight of host rock

heap leach
a mineral processing method involving the crushing and stacking of an ore on an impermeable liner upon which solutions are sprayed to dissolve metals i.e. gold, copper etc.; the solutions containing the metals are then collected and treated to recover the metals

host rock	the rock in which a mineral or an ore body may be contained

in-situ	in its natural position

lithology
the character of the rock described in terms of its structure, color, mineral composition, grain size and arrangement of tits component parts, all those visible features that in the aggregate impart individuality to the rock

mapped or geological mapping	the recording of geologic information including rock units and the occurrence of structural features, and mineral deposits on maps

mineral	a naturally occurring inorganic crystalline material having a definite chemical composition

mineralization	a natural accumulation or concentration in rocks or soil of one or more potentially economic minerals, also the process by which minerals are introduced or concentrated in a rock

outcrop	that part of a geologic formation or structure that appears at the surface of the earth

open pit or open cut	surface mining in which the ore is extracted from a pit or quarry, the geometry of the pit may vary with the characteristics of the ore body

ore	mineral bearing rock that can be mined and treated profitably under current or immediately foreseeable economic conditions

ore body	a mostly solid and fairly continuous mass of mineralization estimated to be economically mineable

ore grade	the average weight of the valuable metal or mineral contained in a specific weight of ore i.e. grams per ton of ore

oxide	gold bearing ore which results from the oxidation of near surface sulfide ore

preliminary assessment	a study that includes an economic analysis of the potential viability of Mineral Resources taken at an early stage of the project prior to the completion of a preliminary feasibility study

QA/QC	Quality Assurance/Quality Control is the process of controlling and assuring data quality for assays and other exploration and mining data

quartz	a mineral composed of silicon dioxide, SiO2 (silica)

rock	indurated naturally occurring mineral matter of various compositions sampling and analytical

variance/precision	an estimate of the total error induced by sampling, sample preparation and analysis

sediment	particles transported by water, wind or ice

sedimentary rock	rock formed at the earth’s surface from solid particles, whether mineral or organic, which have been moved from their position of origin and re-deposited

strike	the direction or trend that a structural surface, e.g. a bedding or fault plane, takes as it intersects the horizontal

strip	to remove overburden in order to expose ore

tailings	the residue from an ore crushing plant

THE PROPERTY

The Montauban Property was acquired from Company 9215-8062 Quebec Inc. in exchange for the issuance of 5,000,000 shares of our common stock. The previous claim owner, Rocmec Mining Inc., exchanged its ten claims to Forage Magma Inc. for drilling equipments it needed at the time. Soon thereafter, Forage Magma Inc. sold those claims to 9215-8062 Quebec Inc.  The ten claims were registered in the Quebec Government files directly from Rocmec to 9215-8062 Quebec Inc.

MINING HISTORY

The Montauban Tailings under study known as the “recent tailings” were produced by Anacon Lead Mines Ltd. between 1948 and 1955 and are situated within one kilometer northwest of the village. Reported production from this period amounts to over 87 M lbs of zinc, 34 M lbs of lead, close to 17,000 ounces of gold and over 2.6 M ounces of silver, extracted from a total of 1,375, 371 tons of ore processed.

GEOLOGY

Regional geology is mostly comprised of three main rock groups: the basement crust, the supracrustal rocks and the intrusive rocks which were respectively identified as the Mekinac Group, the Montauban Group and the La Bostonnais Complex. The Montauban Deposit is a three-kilometer long mineralized formation with a geology that is fairly complex being located within an extensively folded sequence of amphibolite facies rocks that are sandwiched between intrusions of granodioritic to gabbroic composition. In the mine area, these metamorphic rocks strike roughly North-South and dip ±60° to the East and consist of migmatitic biotite gneiss, amphibolite, quartzofeldspathic biotite gneiss and quartzite.

DRILLING SUMMARY

A systematical sampling program was developed to provide an accurate and homogeneous grid of data to estimate the Montauban Tailings potential. A 24 holes percussion drilling campaign was performed totaling 143,1 meters. This percussion drilling campaign was completing a previous 25 holes drilled earlier. A total of 49 holes totaling 302,3 meters of drilling was completed.  No proven or indicated reserves were indentified.

PROPERTY DESCRIPTION AND LOCATION

The Montauban Property is composed of 10 mining claims totaling 340.36 hectares located in the Montauban-les-Mines sector of the Notre-Dame-de-Montauban municipality, in the Montauban Township, Portneuf County, province of Quebec. The property is located 120 km east of Quebec City and 80 km north of Trois-Rivières. The Montauban Tailings are located one kilometer west of Montauban-les-Mines with multiple land accesses. Manpower, water and electric power are easily available within the very same distance.

 Figure I: Montauban Property Location Map

Pertinent data concerning the claims are presented in table I, these coming from the Quebec Government GESTIM website.

Claim #	Range	Lot	Area	Excess Work
1037669	1	42	12.55	$48,862.78
1118666	1	41	11.49	$0
1118667	1	41	12.32	$1,624.78
5233236	1	47	46.40	$23,900.91
5233237	1	46	48.80	$4,409.14
5233327	1	44	44.20	$0
5233328	1	45	43.30	$0
5233329	1	39	40.50	$0
5233330	1	40	40.50	$0
5233336	1	43	40.30	$0
Total			340.36

Table I: List of Claims

Figure II: Claim Reference Map

The Montauban Tailings are actually under the Government responsibility since the site was declared orphan. There are no environmental liabilities as such. However, the Company will have to obtain the necessary permits from the Authorities to realize any further field work having an impact on the environment, especially if remobilization of tailings is considered, as these are considered by the Authorities as toxic wastes.

ACCESS, CLIMATE, LOCAL INFRASTRUCTURES AND PHYSIOGRAPHY

The Montauban Municipality is accessible by route 363 from highway 40 linking Quebec City (120 km to the east) and Trois-Rivières (80 km to the southeast). Access to railway is also available less than 10 km to the northeast in Notre-Dame-des-Anges. The Montauban Tailings are located one kilometer west of Montauban-les-Mines with multiple land accesses.

From 1971 to 2000, Environment Canada Statistics reports daily average temperature of 18,8 °C in July and -14,2 °C for January. The extreme minimum temperature registered was of -45 °C (February 23, 1972) and the extreme maximum temperature reached 36,7 °C (August 1, 1975). The snow cover spreads from November to April, February being the month with the most important snow accumulation. The average yearly precipitation is 1138,8 mm, including rainfall (878,7 mm) and snowfall (260,2 mm). This data was collected at the Lac aux Sables station about 10 km to the northwest of Montauban.

Manpower, water and electric power are easily available within one-kilometer distance from the Montauban-les-Mines village. The region is rural, most of the farmers growing potatoes and corn. The equipment and personnel specialized in quarries are available within a 30 km radius from the Montauban Tailings in the surrounding municipalities (Notre-Dame-de-Montauban, St-Ubalde, Lac-aux-Sables, St-Casimir, St-Marc-des-Carrières and Ste-Thècle).

The area’s physiography is characterized by argilitic and sandy plateaus forming the foothills of the Laurentides. The Montauban Property is limited to the North West by the Batiscan River which is the main effluent in the area draining most of the Property towards the south to the St-Lawrence River. The topography consists of numerous small hills reaching an altitude of up to 220 m above the sea level from the valleys standing in average at 160 m elevation.

HISTORY

The mining history of the area began in 1910 with the discovery of the Pb-Zn Montauban Deposit by Mr. Elzéar Gauthier. The exploitation of the numerous base metal zones of the Montauban Mine were performed over the years by a series of successive owners: Mr. E. Gauthier (1910-1911), Mr. P. Tétreault (1911-1914), the Weedon Mining Company (1914-1915), the Zinc Company Ltd. (1915-1921), the Tetreault Estate (1921-1924), the British Metal Corporation (1925-1929), the Tetreault Estate (1929-1937), the Siscoe Metals Ltd./War Time Metals Corporation (1942-1944), Anacon Lead Mines Ltd. (1948-1956) and the Ghysleau Mining Corporation Ltd. (1957-1966). In 1966, most of the installations were decommissioned, and the mining rights on the Anacon Property expired in 1972.

In 1974, Muscocho Exploration Ltd. acquired the mining rights and performed over the following years numerous exploration programs leading to the definition of sufficient gold resources to start commercial gold production in 1983. At the end of 1988, “geological reserves” were reported at 356,036 tons grading 4.07 g/t Au and 128 g/t Ag plus another 172,035 tons of base metal but without grades (Derosier(2007)). The mine did produce gold and silver up to 1990 when production was stopped due to ore exhaustion. Over its production period, Muscocho processed 813, 632 tonnes of ore producing 92,553 oz of gold and 323,376 oz of silver. Derosier (2007) reports also that at the closure of the mine, diamond drilling established “reserves” of zinc-lead “ore” totaling 454 446 tons grading 4.27 % Zn, 1.48 % Pb, 0.22 g/t Au and 23.01 g/t Ag in the C zone. These so called “historical base metal reserves” were left in situ since it was not feasible at the time to exploit these profitably

 In 1981, a systematic sampling program was performed by Boville Resources Ltd. to evaluate the quantity and quality of mine tailings at Montauban-les-Mines, those tailings being the first period of exploitation between 1914 and 1944 located south of the access road to Montauban-les-Mines (Depatie (1982). It resulted in an estimated 400,000 humid short tons of material containing an average of 0.0416 oz/t Au, 2.42 oz/t Ag, 0.9 % Zn, 0.178 % Pb and less than 0.03 % Cu.

In 1999, Mirabel Resources Inc. performed a soil survey, a mag-VLF survey, some trenching and 18 diamond drill holes mostly on the south zone. In 2000-2001, more trenching and 17 short diamond drill holes were done on the north zone.

In 2003, Mirabel Resources Inc. performed limited gravimetrical tests on 4 samples equally split between core samples from former diamond drill holes and tailing samples of the “old tailings” taken close by the access road to Montauban-les-Mines (Bernard (2003)). The results showed that the gravimetric method gave good recoveries for the tailing samples but nothing significant for the rock samples. This report also stated that, according to the Government Authorities (MERQ), over 2 million tons of tailings are located in numerous sites surrounding the Montauban village.

The very same year, Mirabel realized the evaluation of the mineral resources available close to the surface in the Montauban area (Marchand(2003). The south zone is showing “mineral resources” of between 114,473 and 123,533 tons depending of the evaluation method taken (block extrapolation or interpolation), the impact of this choice is striking on the grades that are falling from 6.1  to 3.5 g/t Au and from 94 to 56 g/t Ag respectively. This difference is mostly due to the fact that no cutoff grade was applied to the block extrapolation method. The north zone was only estimated with the block extrapolation method and gave 274,500 tonnes grading 2.8 g/t Au and 15 g/t Ag.

The Montauban Tailings under study are known as the “recent tailings” located close to one kilometer north west of the village itself and that were produced from 1948 to 1955 by Anacon Lead Mines Ltd. Reported production from this period amounts to over 87 M lbs of zinc, 34 M lbs of lead, close to 17,000 ounces of gold and over 2.6 M ounces of silver, extracted from a total of 1,375,371 tons of ore processed.

GEOLOGY

Regional geology consists of three main rock groups: the basement crust, the supracrustal rocks and the intrusive rocks which were respectively identified as the Mekinac Group, the Montauban Group and the La Bostonnais Complex

The Montauban Group is composed of Helikian supracrustal rocks. Those are various gneiss, quartzites, amphibolites, metabasalts and calcosilicated rocks reaching less than 2 kilometers in thickness. The Montauban deposit is located in the upper part of this unit.

The Montauban Group is bordered to the East by the La Bostonnais Complex, an intrusive rocks complex formed of basic, tonalitic and felsic igneous rocks. To the West, the Montauban Group is in contact with the Mekinac Group mostly composed of charnockitic migmatites.

The Montauban Deposit is a three-kilometer long mineralized formation with a geology that is fairly complex being located within an extensively folded sequence of amphibolite facies rocks that are sandwiched between intrusions of granodioritic to gabbroic composition. In the mine area, these metamorphic rocks strike roughly North-South and dip ±60° to the East and consist of migmatitic biotite gneiss, amphibolite, quartzofeldspathic biotite gneiss and quartzite.

Locally, the Montauban mineralization is contained within a thin complex package of biotite gneiss, nodular sillimanite gneiss, cordierite-antophyllite gneiss, calc-silicate rocks and rocks as meta-exhalites (tourmalinite and, along strike iron formation and carbonate rocks).

The Montauban deposit is distributed within numerous different zones along the strike length of the mineralization, from South to North we have the zones: South, Tétreault, A, C, North and Montauban. All zones are zinc bearing with the exception of the South and North zones which are gold bearing.

The massive sulphide ore body at Montauban is deformed. The southern end has been subject to open folding, it has the gross architecture of a series of slightly overturned tight z-folds. Deformation of the massive sulphides at Montauban has changed the thickness of different parts of the ore body. Limb regions of folds are attenuated, whereas hinge regions are thickened.

MINERALIZATION

The base metal mineralization found in Montauban is massive to semi-massive sulphides, coarsely grained and mostly composed of sphalerite, galena, pyrrhotite, pyrite and chalcopyrite with minor quantities of cubanite, tetrahedrite and molybdenite.

The gold bearing mineralization is marginal compared to the massive sulphide one; it consists of disseminated pyrrhotite, galena, sphalerite and chalcopyrite with a large range of minor sulphides, sulphosalts and native minerals.

MONTAUBAN TAILINGS

The Montauban Tailings are covering a total area of 53,093 m² and amounts to a total volume of 250,750 m³ . Since this volume is composed of tailings and that the water table is located within most of the blocks derived from each hole, the specific gravity of the material had to be evaluated to estimate the tonnage that is present on site. The estimation of the specific gravity was performed on the last drilling campaign 24 holes since no recovery evaluation is available from the first drilling campaign. Recovery of tailings in the sampling process averaged about 76% from the last percussion drilling campaign. Recoveries were ranging from 40 to 100%, the lowest values being associated to the high water content of the deepest samples, the water table being at a depth of about 4,6 m (15 ft) within the pile of tailings. The averaged recovery was in the order of 81% (68 samples) for the upper portion of the tailings and it dropped to below 64% (27 samples) for the deeper portion (below the water table). The specific gravity is then estimated to be 1, 71 g/cm³.

Montauban Tailings hole location plan

The above graph shows the typical sections of the Montauban Tailings where it is clear that the drainage is towards the North (to the right on section C-C). It is also clear that the thickness is variable but not so thick compared to the value that should be reached if the whole production was to be still onsite. About 1.2 million tons were produced in the past; such a tonnage should be averaging over 13 meters in the Tailings pile. It is clear on site that an important fraction of the tailings was washed away through drainage.  .

 Montauban Tailings typical sections

Figure X: Montauban Tailings view looking South

A total of 49 blocks were defined from the two previous percussion drilling campaigns. The drilling pattern is essentially regular with a hole each and every 30 meter on average. The block volumes were calculated with the help of the computer modeling program that defined one polygon for each and every hole drilled. The perimeter of the tailings was mapped with the help of a GPS device, this perimeter is the limit where the surface meshing of the holes’ collars meets the meshing of the bottom of the holes.  The block size is fairly regular averaging 8,740 tons, the smallest block being # 26 at 1 342 tonnes and the biggest one being # 21 at 24 334 tons. From these blocks, the total measured resources are estimated to be 428,252 tonnes grading 0.31 g/t Au, 32 g/t Ag. 0,037 % Cu, 0.618 % Zn and 0.169 % Pb.

To these metals one should add the mica content of the Montauban Tailings, the mica being mostly composed of the phlogopite type with some muscovite and minor amounts of biotite. The mica content is estimated to be at least 10 % of the total volume.  The mica is an industrial mineral that is valued according to the market conditions.

DRILLING RESULTS

The distribution of metals within the tailings is not homogeneous.  It was demonstrated with the 49 holes drilled on the Montauban Tailings that recoveries dropped from 81 to less than 64 % below the 4,6 m (15 ft) horizon, which is more or less the location of the water table within the Tailings. The impact is seen on metal content when gold is 67 % richer over this horizon, silver is up 73%, Copper also up 63%, and the winner being lead with a jump of 149%. The only one being evenly distributed is the zinc.

Example of block 15 showing richer upper portion of Montauban Tailings

MILL CONSTRUCTION

We intend to construct a mill since the recovery of metals looks to be possible at a fairly low cost avoiding crushing and grinding.  Emphasis will be to produce gold and silver, and, if possible, a sulphide concentrate to take out the sulphide  content of the tailings lowering the environmental cost for the closure at the end of the operation. The recovery of mica is another important point since the value of this mineral could be quite high and possibly generating a fair portion of the operating costs with a minimal investment. To keep these investments as low as possible, we intend to use refurbished milling equipment.

Special attention will be devoted to the potential of the surrounding area to produce more tailings, whether from the S-W extension of the actual deposit onto the adjoining property, or from the zone North of the access road (former exploitation), or again from the old tailings (on the Excel adjoining property). All these tailings will have to be neutralized in order to permanently close the site. The actual gross problematic is in the hands of the Government and it is highly probable that they would be interested in ruling it out with the least amount of expenses as possible. It should also be noted that the Government files are reporting that more than 2 million tonnes of tailings are located in numerous piles in the surroundings of the Montauban village).

We anticipate that the mill will be able to process 1,000 tons per day. By constructing our own mill we will be able to reduce transportation costs.

With this exception, the actual presence of tailings in Montauban, no environmental problems are reported for the Montauban Tailings (known as the recent tailings).

POSSIBLE FURTHER ACTIVIITIES

We will also define further the local potential of other sources such as additional tailings or underground resources underneath the Property or close-by in the Montauban area.

MANAGEMENT

Officers and Directors

Our directors serve until their successor are elected and qualified.  Our officers are elected by the board of director to a term of one (1) year and serves until their successor is duly elected and qualified, or until they are removed from office.  The board of director has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
James Chandik 229 de Bergerac Repentigny, Quebec J6A 7V9	49	Chief Executive Officer President and Director

Claude Girard 144 des Percherons Gatineau, Quebec J8R 4A2	66	Vice President and Director

Jeffrey Bercovitch 5565 Glendrest Cote St. Luc, Quebec H4V 218	47	Chief Financial Officer, Secretary and Director

Background of officers and directors

James T. Chandik is our President and Chief Executive Officer.  Mr. Chandik received a Bachelor’s of Arts Degree in Economics from McGill University, Montreal, Quebec, Canada, in 1997.  From February 2009 through April 2010, Mr. Chandik served as a Regional Account Director for Disaster Kleanup Canada Repentigny, Quebec from August 2004 through November 2008; Mr. Chandik served as the National Sales Director for Datacom Wireless Corp., Laval, Quebec, Canada.

Claude Girard is our Director of Project Operations.  From 2003 through 2008, Mr. Girard was a representative for the sale and purchasing of mining equipment for Les Equipment De L’est, Montreal, Quebec, Canada. From 1997 through 2003, Mr. Girard was the President and director of the Montauban Drilling Campaign for Resources Mirabel, Quebec, Canada. From 2008 to January 2010, Mr. Girard worked on the renovation project of his personal home in Quebec, Canada.

Jeffrey Bercovitch is our Chief Financial Officer.  From June 1991 through April 2005, Mr. Bercovitch was employed by Revenue Canada (the Canadian equivalent of the Internal Revenue Service) as a Tax Auditor.  From April 2005 through the present, Mr. Bercovitch has been a self-employed tax consultant, with his office in St. Leonard, Quebec, Canada.  Mr. Bercovitch received a Bachelor’s of Arts Degree in accounting in 1991 from Concordia University, Montreal, Quebec, Canada.

Family Relationships

There are no family relationships among our directors and/or officers.

Involvement in Certain Legal Proceedings

During the past ten years:

1)           No petition pursuant to the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any of our officers or directors, or any partnership in which any such officer or director was a general partner at or within 2 years before the time of such filing, or any corporation or business association of which any such officer or director was an executive officer at or within 2 years before the time of such filing;

2)           None of our officers or directors has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)           None of our officers or directors has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such officer or director from, or otherwise limiting, the following activities:

(i)           Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)           Engaging in any type of business practice; or

(iii)          Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

4)           None of our officers or directors has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of any such officer or director to engage in any activity described in paragraph (f) (3) (i) of Item 401(f) of Regulation S-K, or to be associated with persons engaged in any such activity;

5)           None of our officers or directors has been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated;

6)           None of our officers or directors has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently  reversed, suspended or vacated;

7)           None of our officers or directors has been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)             Any federal or state securities or commodities law or regulation; or

(ii)           Any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)           Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8)           None of our officers or directors has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3 (a) (26) of the Exchange Act (15 U.S.C. 78c (a) (26)), any registered entity (as defined in Section 1 (a) (29) of the Commodity Exchange Act (7 U.S.C. 1 (a) (29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Overview of Compensation Program

Our compensation philosophy is based on our belief that our compensation programs should: be aligned with stockholders’ interests and business objectives; reward performance; and be externally competitive and internally equitable. We seek to achieve three objectives, which serve as guidelines in making compensation decisions:

(1)	Providing a total compensation package which is competitive and therefore enables us to attract and retain, high-caliber executive personnel;

(2)	Integrating compensation programs with our short-term and long-term strategic plan and business objectives; and

(3)	Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentive through equity ownership.

We may compensate our officers with cash compensation, common stock and common stock options. We have not established any quantifiable criteria with respect to the level of compensation, stock grants or options. Rather, the Board of Directors will evaluate cash, stock grants and stock options paid to similarly situated mining companies.  We do not have a Compensation Committee of the Board of Directors.

With respect to stock grants and options which may be issued to the Company’s officers and directors, the Board will consider an overall compensation package that includes both cash and stock based compensation which would be in line with the Company’s overall operations and compensation levels paid to similarly situated mining companies.  We may establish a Stock Incentive and Compensation Plan in order to implement a stock based compensation plan.  We anticipate that any such plan, if adopted will provide for the grant of  non-qualified stock options (“Non-Qualified Stock Options”), incentive stock options (“ISOs”, together with Non-Qualified Stock Options referred to herein as “Stock Options”), stock appreciation rights (“SARs”), restricted stock (“Restricted Stock”) and registered stock (“Registered Stock”), (collectively, the “Awards”) to eligible Participants.

The following table sets forth the compensation paid by us to our officers for the fiscal years ended December 31, 2009 and 2010.  This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.  The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

Executive Officer Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Comp Plans	Non-Qualified Deferred Comp on Earnings	Other	Total
James Chandik	2010	-0-		-0-	-0-	-0-	-0-	-0-	-0-
	2009	-0-		-0-	-0-	-0-	-0-	-0-	-0-
Claude Girard	2010	-0-		-0-	-0-	-0-	-0-	-0-	-0-
	2009	-0-		-0-	-0-	-0-	-0-	-0-	-0-
Jeffrey Bercovitch	2010	-0-		-0-	-0-	-0-	-0-	-0-	-0-
	2009	-0-		-0-	-0-	-0-	-0-	-0-	-0-
Mark Ralston*	2010	-0-		-0-	-0-	-0-	-0-	-0-	-0-
	2009	-0-		-0-	-0-	-0-	-0-	-0-	-0-
*Former Officer and Director

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

Beginning in 2011, all of our officers have executed employment agreements.

James Chandik:  Mr. Chandik has signed a one year employment agreement with the Company.  It may be renewed for two additional one year terms.   Effective June 1, 2011 he will receive an annual salary of $120,000.  He was issued 2,000,000 shares of the Company’s common stock in consideration for agreeing to serve as our chief executive officer and an additional 1,500,000 shares were issued in September 2011 as per his employment agreement.  If he remains employed by the Company, for the period June 1, 2012 through May 31, 2013 Mr. Chandik will receive an annual salary of $180,000 and be issued an additional 500,000 shares of common stock on June 1, 2012.  If his employment continues, Mr. Chandik’s base salary will be $216,000 for the period June 1, 2013 through May 31, 2014.  He will also be issued 500,000 restricted shares of our common stock on June 1, 2013.

Claude Girard:  Mr. Girard has signed a one year employment agreement with the Company commencing June 1, 2011.  It may be renewed for two additional one year terms. During his first year of employment, Mr. Girard will receive an annual salary of $96,000.  He has been issued 2,000,000 shares of the Company’s common stock in consideration for joining the Company.  If Mr. Girard’s contract is renewed for a second year, his annual salary will be $156,000 and he will be issued 300,000 shares of the Company’s common stock.  If his contract is renewed for a third year, he will receive an annual salary of $180,000 and be issued an additional 300,000 shares of common stock.  Prospective stock grants will be issued on June 1, 2012 and 2013 respectively.

Jeffrey Bercovitch: Mr. Bercovitch serves as our chief financial officer, secretary and as a member of our board of directors. He signed a one year employment agreement with the Company commencing June 1, 2011.  It may be renewed for two additional one year terms. During his first year of employment, Mr. Bercovitch will receive an annual salary of $48,000.  He has also been issued 1,000,000 shares of the Company’s common stock in consideration for joining the Company.  If Mr. Bercovitch remains employed by the Company, he will receive $66,000 in cash consideration and be issued 200,000 shares of the Company’s common stock during the second year of his employment.  If Mr. Bercovitch’s contract is renewed for a third year, he will receive an annual salary of $84,000 and be issued 200,000 shares of the Company’s common stock.  Prospective stock grants will be issued on June 1, 2012 and June 1, 2013 respectively.

Compensation of Directors

Our directors are not compensated for their services as directors.  The board has not implemented a plan to award options to any director.  There are no contractual arrangements with any member of the board of directors.  We have no director’s service contracts.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Indemnification

Under our Articles of Incorporation and Bylaws of the Company, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares.  The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering.  The stockholders listed below have direct ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner	Number of Shares Before The Offering	Percentage of Ownership Before the Offering	Percentage of Ownership after Offering Assuming all of the Shares are Sold
James Chandik	3,500,000	4.6%	4.0%
Claude Girard	2,000,000	2.6%	2.3%
Jeffrey Bercovitch	1,000,000	1.3%	1.1%
54 Western Ore Place Inc.*	15,000,000	19.7%	17.4%
55 Strathmore Capital Inc. **	15,000,000	19.7%	17.4%
All Officers and Directors as a Group (3)	6,500,000	8.5%	7.4%
*Patrick Poulin is the beneficial owner of Western Ore Place Inc.
**Christian Papachristou is the beneficial owner of 55 Strathmore Capital Inc.

As of September 30, 2011 there were 76,100,000 shares of our common stock issued and outstanding.   All of the shares issued are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act.  Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition, provided we were not a shell company when the shares were issued.  Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is no public trading market for our common stock.  There are no outstanding options or warrants to purchase, or securities convertible into, our common stock.  There are four holders of record for our common stock.

DESCRIPTION OF SECURITIES

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

We are authorized to issue 150,000,000 shares of common stock, $.001 par value.   As of November 30, 2011 there were 76,100,000 shares of our common stock issued and outstanding.    The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if, declared by our Board of Directors;

•	Are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution, or winding up of our affairs;

•	Do not have preemptive, subscription or conversion rights, or redemption; and

•	Are entitled to one vote per share on all matters submitted to our stockholders for a vote at any meeting of stockholders.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value.  No class of preferred shares have been authorized nor have we   issued any shares of our preferred stock.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the issued and outstanding shares of that common stock, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares of that common stock will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to our stockholders.  The declaration of any future cash dividend will be at the discretion of our Board of Directors and depend upon our earnings, if any, our capital requirements and financial situation, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but, rather, to reinvest earnings, if any, in our business operations.

Authorized but unissued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares of our capital stock.  Additional shares of our capital stock may be used for a variety of purposes, including future offerings to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved shares of our capital stock may be to enable our Board of Directors to issue shares of our capital stock to persons friendly to our current management, which issuance could render more difficult or discourage an attempt to obtain control of our Board of Directors by merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of our management and, possibly, deprive our stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will be required to file reports with the SEC under section 15(d) of the Securities Act.  The reports will be filed electronically.  The reports we will be required to file are Forms 10-K,    10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Transfer Agent:

 The transfer agent for our common stock is Olde Monmouth Stock Transfer Co., Inc. Its telephone number is (732) 872-2727, and its facsimile number is (732) 872-2728.

CERTAIN TRANSACTIONS

None.
EXPERTS

Our financial statements included in this prospectus have been audited by KBL, LLP.   Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Jeffrey G. Klein, P.A. has passed on the legality of the shares being offered herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC.

 For further information with respect to us and our common stock offered by this prospectus, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the completion of this offering, we will be subject to the information reporting requirements of the Securities Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.gctsemi.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)

Report of Independent Registered Public Accounting Firm

To the Directors of
DNA Precious Metals, Inc.
(formerly Entertainment Educational Arts, Inc.)

We have audited the accompanying consolidated balance sheets of DNA Precious Metals, Inc.. (the "Company") (formerly Entertainment Educational Arts, Inc.) (an exploration stage company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2010 and 2009 and the period June 2, 2006 (Inception) through December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DNA Precious Metals, Inc. (formerly Entertainment Educational Arts, Inc.) (an exploration stage company) as of December 31, 2010 and 2009, and the results of its consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2010 and 2009 and period June 2, 2006 (Inception) through December 31, 2010 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in process of executing its business plan and expansion. The Company has not generated significant revenue to this point, however, has been successful in raising funds in their private placement. The lack of profitable operations and the need to continue to raise funds raise significant doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/KBL, LLP

New York, NY
September 22, 2011

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

	IN US$
ASSETS
	DECEMBER 31,	DECEMBER 31,
	2010	2009
CURRENT ASSETS
Cash	$39,070	$-
Prepaid expenses	3,571	-
Total current assets	42,641	-

TOTAL ASSETS	$42,641	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$-	$-
Liability for stock to be issued	-	-
Short-term advance	-	-
Total current liabilities	-	-

TOTAL LIABILITIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 10,000,000 shares authorized
0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized
60,000,000 and 40,000,000 shares issued and outstanding, respectively	60,000	40,000
Additional paid in capital	40,000	-
Deficits accumulated during the development stage	(57,531)	(40,000)
Accumulated other comprehensive income (loss)	172	-
Total stockholders' equity (deficit)	42,641	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$42,641	$-

 The accompanying notes are an integral part of these consolidated financial statements.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND
THE PERIOD JUNE 2, 2006 (INCEPTION) THROUGH DECEMBER 31, 2010

			JUNE 2, 2006
			(INCEPTION)
			THROUGH
	2010	2009	DECEMBER 31, 2010

REVENUE	$-	$-	$-

COST OF REVENUES	-	-	-

GROSS PROFIT	-	-	-

OPERATING EXPENSES
Professional fees	10,942	-	50,942
Rent	1,303		1,303
General and administrative	5,286	-	5,286
Total operating expenses	17,531	-	57,531

NET (LOSS)	$(17,531)	$-	$(57,531)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	43,013,699	40,000,000	40,659,077

NET (LOSS) PER SHARE	$(0.00)	$-	$(0.00)

COMPREHENSIVE LOSS
Net loss	$(17,531)	$-	$(57,531)
Currency translation adjustment	172	-	172
Total comprehensive loss	(17,359)	-	(57,359)

The accompanying notes are an integral part of these consolidated financial statements.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD JUNE 2, 2006 (INCEPTION) THROUGH DECEMBER 31, 2010

							Deficit
						Accumulated	Accumulated
					Additional	During the	Other
	Preferred Stock		Common Stock		Paid-In	Development	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Stage	Income (Loss)	Total

Balance - June 2, 2006	-	$-	-	$-	$-	$-	$-	$-

Common shares issued to founder for cash	-	-	40,000,000	40,000	-	-	-	40,000

Net loss for the period	-	-	-	-	-	(40,000)	-	(40,000)

Balance - December 31, 2006	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2007	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2008	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2009	-	-	40,000,000	40,000	-	(40,000)	-	-

Common shares issued for cash	-	-	20,000,000	20,000	40,000	-	-	60,000
Net loss for the period	-	-	-	-	-	(17,531)	172	(17,359)

Balance - December 31, 2010	-	$-	60,000,000	$60,000	$40,000	$(57,531)	$172	$42,641

The accompanying notes are an integral part of these consolidated financial statements.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND
FOR THE PERIOD JUNE 2, 2006 (INCEPTION) THROUGH DECEMBER 31, 2010

			JUNE 2, 2006
			(INCEPTION)
			THROUGH
	2010	2009	DECEMBER 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(17,531)	$-	$(57,531)

Adjustments to reconcile net (loss)
to net cash used in operating activities:
Common shares issued for services to founder	-	-	40,000

Change in assets and liabilities
Increase in prepaid expenses	(3,571)	-	(3,571)
Total adjustments	(3,571)	-	36,429
Net cash (used in) operating activities	(21,102)	-	(21,102)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received for common stock	60,000	-	60,000
Net cash provided by financing activities	60,000	-	60,000

Effect of foreign currency	172	-	172

NET INCREASE IN CASH AND CASH EQUIVALENTS	39,070	-	39,070

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	-	-	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$39,070	$-	$39,070

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

On June 2, 2006, Celtic Capital, Inc. was incorporated in the State of Nevada. On October 20, 2008, Celtic Capital, Inc. changed its name to Entertainment Educational Arts Inc. On May 12, 2010, the Company changed its name to DNA Precious Metals, Inc. (the “Company”). On October 29, 2010, the Company formed DNA Precious Metals, Inc. (CD), a Canadian company and as a result, is a wholly-owned subsidiary. The Company anticipates running all of their exploration operations through this entity.

The Company is an exploration stage company that is in the business of identifying mineral claim rights in Canada and throughout the United States. The Company has conducted minimal business to date.

The Company’s primary goal is to identify and acquire premium gold (Au) and silver (Ag) properties to create an international mining company. These mineralized properties that the Company will focus on acquiring, will have easy accessibility, transportation infrastructures in place on the property and most importantly have the potential to be brought into production quickly.

Presently, the Company is evaluating a premium multi-mineralized property in the province of Quebec located in Canada and is in discussions for the possible acquisition of this highly multi-mineralized mining property.

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated revenues since inception and has generated losses totaling $57,531 in their initial few years, and needs to raise additional funds to carry out their business plan. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, and the ability of the Company to obtain necessary equity financing to continue operations. The Company has had very little operating history to date. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

The Company has recently in June 2010, raised $60,000 of capital through the subscription of 20,000,000 shares of stock which were issued in November 2010. These funds will go towards furthering the Company’s business plan and acquiring property.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.

All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Positions or Emerging Issue Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Exploration Stage Company

The Company is considered to be an exploration stage company as defined in ASC 915. The Company has devoted substantially all of its efforts to the corporate formation, the raising of capital, identifying property for acquisition and initiating mineral claims.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Currency Translation

The Company transacts in currencies other than the U.S. dollar. The Company translates income and expense amounts at average exchange rates for the year, translates assets and liabilities at year-end exchange rates and equity at historical rates for currencies in the Canadian dollar. The Company will record these translation adjustments as accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions will be included in other income (expense) in the results of operations.

Comprehensive Income (Loss)

The Company adopted ASC 220-10, “Reporting Comprehensive Income,” (formerly SFAS No. 130). ASC 220-10 requires the reporting of comprehensive income in addition to net income from operations.

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation.

Fixed Assets

Although the Company does not have any fixed assets at this point.  Any fixed assets acquired in the future will be stated at cost, less accumulated depreciation. Depreciation will be provided using the straight-line method over the estimated useful lives of the related assets. Costs of maintenance and repairs will be charged to expense as incurred.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recoverability of Long-Lived Assets

Although the Company does not have any long-lived assets at this point, for any long-lived assets acquired in the future the Company will review their recoverability on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment will be based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale will be carried at the lower of the then current carrying value or fair value less estimated costs to sell.

Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts payable, and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting.  Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

Revenue Recognition

The Company will recognize revenue when a sale is made, the fee is fixed or determinable, collectability is probable, and no significant company obligations remain.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 (Loss) Per Share of Common Stock

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented. The following is a reconciliation of the computation for basic and diluted EPS:

	December 31,	December 31,
	2010	2009

Net loss	$(17,531)	$-

Weighted-average common shares
outstanding (Basic)	43,013,699	40,000,000

Weighted-average common stock
Equivalents
Stock options	-	-
Warrants	-	-

Weighted-average common shares
outstanding (Diluted)	43,013,699	40,000,000

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Uncertainty in Income Taxes

Under ASC 740-10-25 recognition and measurement of uncertain income tax positions is required using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis, and has determined that as of December 31, 2010, no additional accrual for income taxes is necessary.

Recent Issued Accounting Standards

In September 2006, ASC issued 820, Fair Value Measurements. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is encouraged. The adoption of ASC 820 is not expected to have a material impact on the financial statements.

In February 2007, ASC issued 825-10, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of ASC 320-10, (“ASC 825-10”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. ASC 825-10 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In December 2007, the ASC issued ASC 810-10-65, Noncontrolling Interests in Consolidated Financial Statements. ASC 810-10-65 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment.

ASC 810-10-65 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Management is determining the impact that the adoption of ASC 810-10-65 will have on the Company’s financial position, results of operations or cash flows.

In December 2007, the Company adopted ASC 805, Business Combinations (“ASC 805”). ASC 805 retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. ASC 805 defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

ASC 805 will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  ASC 805 will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.

ASC 805 will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.  Finally, ASC 805 will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption is not permitted and the ASC is to be applied prospectively only.  Upon adoption of this ASC, there would be no impact to the Company’s results of operations and financial condition for acquisitions previously completed.  The adoption of ASC 805 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In March 2008, ASC issued ASC 815, Disclosures about Derivative Instruments and Hedging Activities”, (“ASC 815”). ASC 815 requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not believe that ASC 815 will have an impact on their results of operations or financial position.

Effective April 1, 2009, the Company adopted ASC 855, Subsequent Events (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date – that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. Adoption of ASC 855 did not have a material impact on the Company’s results of operations or financial condition.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

In April 2008, the FASB issued ASC 350, “Determination of the Useful Life of Intangible Assets”. The Company adopt ASC 350 on October 1, 2008. The guidance in ASC 350 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. The Company does not believe ASC 350 will materially impact their financial position, results of operations or cash flows.

Effective July 1, 2009, the Company adopted FASB ASU No. 2009-05, Fair Value Measurement and Disclosures (Topic 820) (“ASU 2009-05”). ASU 2009-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted market price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required for Level 1 fair value measurements. Adoption of ASU 2009-05 did not have a material impact on the Company’s results of operations or financial condition.

Other ASU’s that have been issued or proposed by the FASB ASC that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption.

NOTE 3-	STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company was established on June 2, 2006 with 10,000,000 shares of preferred stock authorized with a par value of $0.001. The Company has never issued any preferred stock.

Common Stock

The Company was established on June 2, 2006 with 100,000,000 shares of common stock authorized with a par value of $0.001.

At incorporation, the Company issued 40,000,000 shares of common stock to the Company’s founders at par value of $40,000 for services rendered by the founder.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 3-	STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

In November 2010, the Company issued 20,000,000 shares of common stock for $60,000 to investors ($0.003 per share – 33 investors).

As of December 31, 2010, the Company has 60,000,000 shares of common stock issued and outstanding.

Options and Warrants

The Company has not issued any options or warrants to date.

NOTE 4-	PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

As of December 31, 2010, there is no provision for income taxes, current or deferred.

Net operating losses	$19,561
Valuation allowance	(19,561)

$-

At December 31, 2010, the Company had a net operating loss carry forward in the amount of $57,531, available to offset future taxable income through 2030.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the years ended December 31, 2010 and 2009 is summarized below.

Federal statutory rate	(34.0)%
State income taxes, net of federal benefits	0.0
Valuation allowance	34.0
0%

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 5-	FAIR VALUE MEASUREMENTS

The Company adopted certain provisions of ASC Topic 820. ASC 820 defines fair value, provides a consistent framework for measuring fair value under generally accepted accounting principles and expands fair value financial statement disclosure requirements. ASC 820’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. ASC 820 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

The following table represents the fair value hierarchy for those financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010:

	Level 1	Level 2	Level 3	Total

Cash	39,070	-	-	39,070

Total assets	39,070	-	-	39,070

NOTE 6-	SUBSEQUENT EVENTS

The Company’s Canadian subsidiary entered into a promissory note on May 13, 2011 in the amount of $500,000CAD with 754-2542 Canada Inc. that matures on May 31, 2014. The note bears a default interest rate at 5% per annum. In connection with the note, the Company issued 1,000,000 shares of stock that were valued at $3,000 CAD in June 2011

In June 2011, the Company issued 5,000,000 shares of common stock to acquire mining rights at a value of $15,000 on the Montauban Mine Property located in the Portneuf County of Quebec, Canada; 5,000,000 shares of common stock to board members for services at a value of $15,000; 1,000,000 shares of common stock for payment of prepaid interest on the promissory note of $3,000; and 350,000 shares of common stock on June 27, 2011 to three different individuals for their total investment of $70,000 CAD through a private placement at $0.20 per share directly with the company.

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 6-	SUBSEQUENT EVENTS (CONTINUED)

On July 18, 2011 DNA Precious Metals Inc. authorized the issuance of 1,400,000 shares of common stock to four different individuals for their total investment of $280,000 CAD through a private placement at $0.20 per share directly with the Company the week prior.  On August 22, 2011 DNA Precious Metals Inc. authorized the issuance of 350,000 shares of common stock to three different individuals for their total investment of $70,000 USD through a private placement at $0.20 per share directly with the Company the week prior.  Further authorized on the same day, DNA Precious Metals Inc. issue 800,000 shares of common stock to two different individuals for their total investment of $160,000 CAD through a private placement at $0.20 per share directly with the Company the week prior.  On September 14, 2011 DNA Precious Metals Inc. authorized the issuance of 100,000 shares of common stock to two different individuals for their total investment of $20,000 CAD through a private placement at $0.20 per share directly with the Company the week prior.  Further authorized on the same day was the issuance of 1,500,000 shares of common stock to a board director as stipulated in their signed employment agreement of June 1, 2011 which vested in July 2011.

From July 2011 to September 2011 DNA Precious Metals Inc. incurred substantial expenses related to the process of obtaining the Quebec Provincial authorization permit for the extraction of the precious metals in the tailings residue on the Montauban Mine Property.  Laboratoire LTM was mandated to prepare the process mill blueprints and mining circuit extraction plans. It received a total of $165,000 CAD in three different installments during this period.  Groupe Alphard was mandated to prepare the geotech process and restoration of the mining residue park.  It received a total of $20,987 CAD in two different installments during this period.  SCEB Inc. was hired as the environment and engineer specialist to overlook and coordinate the entire authorization permit process.  SCEB Inc. received a total of $15,887 CAD during this period.

INDEX TO FINANCIAL STATEMENTS
DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F2-1
Consolidated Balance Sheets as of September 30, 2011 (unaudited) and December 31, 2010	F2-2
Consolidated Statements of Operations For the Nine Months Ended September 30, 2011 and 2010 and Period June 2, 2006 (Inception) through September 30, 2011 (unaudited)	F2-3
Consolidated Statements of Operations For the Three Months Ended September 30, 2011 and 2010 and Period June 2, 2006 (Inception) through September 30, 2011 (unaudited)	F2-4
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) For the Period June 2, 2006 (Inception) through September 30, 2011 (unaudited)	F2-5
Consolidated Statements of Cash Flows For the Nine Months Ended September 30, 2011 and 2010 and Period June 2, 2006 (Inception) through September 30, 2011 (unaudited)	F2-6
Notes to Consolidated Financial Statements (Unaudited)	F2-7

Report of Independent Registered Public Accounting Firm

To the Directors of
DNA Precious Metals, Inc.
(formerly Entertainment Educational Arts, Inc.)

We have reviewed the accompanying consolidated balance sheet of DNA Precious Metals, Inc. (formerly Entertainment Educational Arts, Inc.) (the "Company") (an exploration stage company) as of September 30, 2011, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity (deficit) and cash flows for the nine months ended September 30, 2011 and 2010, and the period June 2, 2006 (inception) through September 30, 2011. These interim consolidated financial statements are the responsibility of the Company's management.

We conducted the reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.   As discussed in Note 1 to the consolidated financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/KBL, LLP

New York, NY
October 22, 2011

F2-1

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010

	IN US$
ASSETS
	SEPTEMBER 30,	DECEMBER 31,
	2011	2010
CURRENT ASSETS
Cash	$804,630	$39,070
Prepaid expenses	35,399	3,571
Total current assets	840,029	42,641

Other Asset
Mining rights	15,000	-

TOTAL ASSETS	$855,029	$42,641

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$6,856	$-
Liability for stock to be issued	40,000	-
Total current liabilities	46,856	-

LONG TERM LIABILITIES
Promissory note	481,300	-

TOTAL LIABILITIES	528,156	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 10,000,000 shares authorized
0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized
75,500,000 and 60,000,000 shares issued and outstanding, respectively	75,500	60,000
Additional paid in capital	957,500	40,000
Deficits accumulated during the development stage	(706,354)	(57,531)
Accumulated other comprehensive income (loss)	227	172
Total stockholders' equity (deficit)	326,873	42,641

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$855,029	$42,641

 The accompanying notes are an integral part of these consolidated financial statements.

F2-2

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010 AND
THE PERIOD JUNE 2, 2006 (INCEPTION) THROUGH SEPTEMBER 30, 2011
(UNAUDITED)

			JUNE 2, 2006
			(INCEPTION)
			THROUGH
	2011	2010	SEPTEMBER 30, 2011

REVENUE	$-	$-	$-

COST OF REVENUES	-	-	-

GROSS PROFIT	-	-	-

OPERATING EXPENSES
Engineering costs	221,228	-	221,228
Wages and related expenses	340,882	-	340,882
Professional fees	59,754	4,000	110,696
Rent	13,149	-	14,452
General and administrative	10,709	501	15,995
Total operating expenses	645,722	4,501	703,253

OTHER INCOME (EXPENSE)
Interest expense	3,101	-	3,101
Total other income (expense)	3,101	-	3,101

NET (LOSS)	$(648,823)	$(4,501)	$(706,354)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	64,428,571	40,000,000	44,028,630

NET (LOSS) PER SHARE	$(0.01)	$-	$(0.02)

COMPREHENSIVE LOSS
Net loss	$(648,823)	$(4,501)	$(706,354)
Currency translation adjustment	55	131	227
Total comprehensive loss	(648,768)	(4,370)	(706,127)

The accompanying notes are an integral part of these consolidated financial statements.

F2-3

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010 AND
THE PERIOD JUNE 2, 2006 (INCEPTION) THROUGH SEPTEMBER 30, 2011
(UNAUDITED)

			JUNE 2, 2006
			(INCEPTION)
			THROUGH
	2011	2010	SEPTEMBER 30, 2011

REVENUE	$-	$-	$-

COST OF REVENUES	-	-	-

GROSS PROFIT	-	-	-

OPERATING EXPENSES
Engineering costs	192,833	-	221,228
Wages and related expenses	325,882		340,882
Professional fees	14,092	4,000	110,696
Rent	4,040	-	14,452
General and administrative	5,369	501	15,995
Total operating expenses	542,216	4,501	703,253

OTHER INCOME (EXPENSE)
Interest expense	-	-	3,101
Total other income (expense)	-	-	3,101

NET (LOSS)	$(542,216)	$(4,501)	$(706,354)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	71,350,000	40,000,000	44,028,630

NET (LOSS) PER SHARE	$(0.01)	$-	$(0.02)

COMPREHENSIVE LOSS
Net loss	$(542,216)	$(4,501)	$(706,354)
Currency translation adjustment	(2,085)	131	227
Total comprehensive loss	(544,301)	(4,370)	(706,127)

The accompanying notes are an integral part of these consolidated financial statements.

F2-4

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD JUNE 2, 2006 (INCEPTION) THROUGH SEPTEMBER 30, 2011 (UNAUDITED)

							Deficit
						Accumulated	Accumulated
					Additional	During the	Other
	Preferred Stock		Common Stock		Paid-In	Development	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Stage	Income (Loss)	Total

Balance - June 2, 2006	-	$-	-	$-	$-	$-	$-	$-

Common shares issued to founder	-	-	40,000,000	40,000	-	-	-	40,000

Net loss for the period	-	-	-	-	-	(40,000)	-	(40,000)

Balance - December 31, 2006	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2007	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2008	-	-	40,000,000	40,000	-	(40,000)	-	-

Net loss for the period	-	-	-	-	-	-	-	-

Balance - December 31, 2009	-	-	40,000,000	40,000	-	(40,000)	-	-

Common shares issued for cash	-	-	20,000,000	20,000	40,000	-	-	60,000

Net loss for the period	-	-	-	-	-	(17,531)	172	(17,359)

Balance - December 31, 2010	-	-	60,000,000	60,000	40,000	(57,531)	172	42,641

Shares issued for acquisition of mining rights	-	-	5,000,000	5,000	10,000	-	-	15,000
Shares issued to board members	-	-	5,000,000	5,000	10,000	-	-	15,000
Shares issued for interest on promissory note	-	-	1,000,000	1,000	2,000	-	-	3,000
Shares issued in private placement	-	-	3,000,000	3,000	597,000	-	-	600,000
Shares issued under employment agreement			1,500,000	1,500	298,500			300,000

Net loss for the period	-	-	-	-	-	(648,823)	55	(648,768)

Balance - September 30, 2011	-	$-	75,500,000	$75,500	$957,500	$(706,354)	$227	$326,873

The accompanying notes are an integral part of these consolidated financial statements.

F2-5

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010 AND
FOR THE PERIOD JUNE 2, 2006 (INCEPTION) THROUGH SEPTEMBER 30, 2011
(UNAUDITED)
			JUNE 2, 2006
			(INCEPTION)
			THROUGH
	2011	2010	SEPTEMBER 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(648,823)	$(4,501)	$(706,354)

Adjustments to reconcile net (loss)
to net cash used in operating activities:
Common shares issued for services	318,000	-	358,000

Change in assets and liabilities
Increase in prepaid expenses	(31,980)	-	(35,551)
Increase in accounts payable and accrued expenses	6,856		6,856
Total adjustments	292,876	-	329,305
Net cash (used in) operating activities	(355,947)	(4,501)	(377,049)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances	-	4,370	-
Proceeds received from promissory note	481,300	-	481,300
Cash received for common stock and liability for stock to be issued	640,000	60,000	700,000
Net cash provided by financing activities	1,121,300	64,370	1,181,300

Effect of foreign currency	207	131	379

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	765,560	60,000	804,630

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	39,070	-	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$804,630	$60,000	$804,630

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

SUPPLEMENTAL NONCASH ACTIVITY
Common stock issued for mining rights	$15,000	$-	$15,000

The accompanying notes are an integral part of these consolidated financial statements.

F2-6

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2011 AND 2010

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

On June 2, 2006, Celtic Capital, Inc. was incorporated in the State of Nevada. On October 20, 2008, Celtic Capital, Inc. changed its name to Entertainment Educational Arts Inc. On May 12, 2010, the Company changed its name to DNA Precious Metals, Inc. (the “Company”). On October 29, 2010, the Company formed DNA Precious Metals, Inc. (CD), a Canadian company and as a result, is a wholly-owned subsidiary. The Company anticipates running all of their exploration operations through this entity.

The Company is an exploration stage company that is in the business of identifying mineral claim rights in Canada and throughout the United States. The Company has conducted minimal business to date.

The Company’s primary goal is to identify and acquire premium gold (Au) and silver (Ag) properties to create an international mining company. These mineralized properties that the Company will focus on acquiring, will have easy accessibility, transportation infrastructures in place on the property and most importantly have the potential to be brought into production quickly.

Presently, the Company is evaluating a premium multi-mineralized property in the province of Quebec located in Canada and is in discussions for the possible acquisition of this highly multi-mineralized mining property.

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated revenues since inception and has generated losses totaling $706,354 in their initial few years, and needs to raise additional funds to carry out their business plan. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, and the ability of the Company to obtain necessary equity financing to continue operations. The Company has had very little operating history to date. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

The Company has recently in June through September 2011, raised $640,000 of capital through the subscription of 3,000,000 shares (including a liability for stock to be issued), raised $60,000 in June 2010 through the subscription of 20,000,000 shares of stock which were issued in November 2010, and received a promissory note of $500,000 CD$ ($518,500 US$) maturing May 31, 2014. These funds will go towards furthering the Company’s business plan and acquiring property.

F2-7

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2011 AND 2010

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.

All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Positions or Emerging Issue Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Exploration Stage Company

The Company is considered to be an exploration stage company as defined in ASC 915. The Company has devoted substantially all of its efforts to the corporate formation, the raising of capital, identifying property for acquisition and initiating mineral claims.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

F2-8

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2011 AND 2010

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Currency Translation

The Company transacts in currencies other than the U.S. dollar. The Company translates income and expense amounts at average exchange rates for the year, translates assets and liabilities at year-end exchange rates and equity at historical rates for currencies in the Canadian dollar. The Company will record these translation adjustments as accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions will be included in other income (expense) in the results of operations.

Comprehensive Income (Loss)

The Company adopted ASC 220-10, “Reporting Comprehensive Income,” (formerly SFAS No. 130). ASC 220-10 requires the reporting of comprehensive income in addition to net income from operations.

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation.

Fixed Assets

Although the Company does not have any fixed assets at this point.  Any fixed assets acquired in the future will be stated at cost, less accumulated depreciation. Depreciation will be provided using the straight-line method over the estimated useful lives of the related assets. Costs of maintenance and repairs will be charged to expense as incurred.

F2-9

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2011 AND 2010

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recoverability of Long-Lived Assets

Although the Company does not have any long-lived assets at this point, for any long-lived assets acquired in the future the Company will review their recoverability on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment will be based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale will be carried at the lower of the then current carrying value or fair value less estimated costs to sell.

Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts payable, and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting.  Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

Revenue Recognition

The Company will recognize revenue when a sale is made, the fee is fixed or determinable, collectability is probable, and no significant company obligations remain.

F2-10

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2011 AND 2010

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 (Loss) Per Share of Common Stock

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented. The following is a reconciliation of the computation for basic and diluted EPS:

	September 30,	September 30,
	2011	2010

Net loss	$(648,823)	$(4,501)

Weighted-average common shares
outstanding (Basic)	65,233,333	40,000,000

Weighted-average common stock
Equivalents
Stock options	-	-
Warrants	-	-

Weighted-average common shares
outstanding (Diluted)	65,233,333	40,000,000

F2-11

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2011 AND 2010

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Uncertainty in Income Taxes

Under ASC 740-10-25 recognition and measurement of uncertain income tax positions is required using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis, and has determined that as of June 30, 2011, no additional accrual for income taxes is necessary.

Recent Issued Accounting Standards

In September 2006, ASC issued 820, Fair Value Measurements. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is encouraged. The adoption of ASC 820 did not have a material impact on the financial statements.

In February 2007, ASC issued 825-10, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of ASC 320-10, (“ASC 825-10”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. ASC 825-10 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In December 2007, the ASC issued ASC 810-10-65, Noncontrolling Interests in Consolidated Financial Statements. ASC 810-10-65 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment.

ASC 810-10-65 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of ASC 810-10-65 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the Company adopted ASC 805, Business Combinations (“ASC 805”). ASC 805 retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. ASC 805 defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.

F2-12

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2011 AND 2010

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

ASC 805 will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  ASC 805 will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.

ASC 805 will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.  Finally, ASC 805 will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption is not permitted and the ASC is to be applied prospectively only.  Upon adoption of this ASC, there would be no impact to the Company’s results of operations and financial condition for acquisitions previously completed.  The adoption of ASC 805 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In March 2008, ASC issued ASC 815, Disclosures about Derivative Instruments and Hedging Activities”, (“ASC 815”). ASC 815 requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of ASC 815 did not have a material impact on their results of operations or financial position.

Effective April 1, 2009, the Company adopted ASC 855, Subsequent Events (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date – that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. Adoption of ASC 855 did not have a material impact on the Company’s results of operations or financial condition.

F2-13

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2011 AND 2010

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

In April 2008, the FASB issued ASC 350, “Determination of the Useful Life of Intangible Assets”. The Company adopt ASC 350 on October 1, 2008. The guidance in ASC 350 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. The adoption of ASC 350 did not materially impact their financial position, results of operations or cash flows.

Effective July 1, 2009, the Company adopted FASB ASU No. 2009-05, Fair Value Measurement and Disclosures (Topic 820) (“ASU 2009-05”). ASU 2009-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted market price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required for Level 1 fair value measurements. Adoption of ASU 2009-05 did not have a material impact on the Company’s results of operations or financial condition.

Other ASU’s that have been issued or proposed by the FASB ASC that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption.

NOTE 3-	STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company was established on June 2, 2006 with 10,000,000 shares of preferred stock authorized with a par value of $0.001. The Company has never issued any preferred stock.

Common Stock

The Company was established on June 2, 2006 with 100,000,000 shares of common stock authorized with a par value of $0.001.

At incorporation, the Company issued 40,000,000 shares of common stock to the Company’s founders at par value of $40,000 for services rendered by the founder.

F2-14

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2011 AND 2010

NOTE 3-	STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

In November 2010, the Company issued 20,000,000 shares of common stock for $60,000 to investors ($0.003 per share – 33 investors).

In 2011, the Company issued 5,000,000 shares of common stock to acquire mining rights at a value of $15,000; 5,000,000 shares of common stock to board members for services at a value of $15,000; 1,000,000 shares of common stock for payment of interest on the promissory note of $3,000; 1,500 000 shares of stock under employment agreements ($300,000 value) and 3,000,000 shares of common stock in a private placement of $640,000 (including the liability for stock to be issued).

As of September 30, 2011, the Company has 75,500,000 shares of common stock issued and outstanding.

Options and Warrants

The Company has not issued any options or warrants to date.

NOTE 4-	PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

As of September 30, 2011, there is no provision for income taxes, current or deferred.

Net operating losses	$240,160
Valuation allowance	(240,160)

$-

At September 30, 2011, the Company had a net operating loss carry forward in the amount of $706,354, available to offset future taxable income through 2031.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the periods ended September 30, 2011 and 2010 is summarized below.

F2-15

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2011 AND 2010

NOTE 4-	PROVISION FOR INCOME TAXES (CONTINUED)

Federal statutory rate	(34.0)%
State income taxes, net of federal benefits	0.0
Valuation allowance	34.0
0%

NOTE 5-                PROMISSORY NOTE

The Company’s Canadian subsidiary entered into a promissory note on May 13, 2011 in the amount of $500,000 CD$ with a company that matures on May 31, 2014. The note has a default interest rate of 5% per annum should repayment not occur by the maturity date and the Company be in default of the promissory note agreement. In connection with the note, the Company issued 1,000,000 shares of stock that were valued at $3,000 CD$ in June 2011 for prepaid interest.

The balance of $500,000 CD$ ($481,300 US$) remains outstanding as of September 30, 2011.

NOTE 6-	FAIR VALUE MEASUREMENTS

The Company adopted certain provisions of ASC Topic 820. ASC 820 defines fair value, provides a consistent framework for measuring fair value under generally accepted accounting principles and expands fair value financial statement disclosure requirements. ASC 820’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. ASC 820 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

The following table represents the fair value hierarchy for those financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2011:

	Level 1	Level 2	Level 3	Total

Promissory note	-	-	518,500	518,500

F2-16

DNA PRECIOUS METALS, INC.
(FORMERLY ENTERTAINMENT EDUCATIONAL ARTS, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2011 AND 2010

NOTE 7-	MINING EXPENDITURES

From July 2011 to September 2011 DNA Precious Metals Inc. incurred substantial expenses related to the process of obtaining the Quebec Provincial authorization permit for the extraction of the precious metals in the tailings residue on the Montauban Mine Property.  Laboratoire LTM was mandated to prepare the process mill blueprints and mining circuit extraction plans. It received a total of $165,000 CAD in three different installments during this period.  Groupe Alphard was mandated to prepare the geotech process and restoration of the mining residue park.  It received a total of $20,987 CAD in two different installments during this period.  SCEB Inc. was hired as the environment and engineer specialist to overlook and coordinate the entire authorization permit process.  SCEB Inc. received a total of $15,887 CAD during this period.

NOTE 8-	SUBSEQUENT EVENT

On October 19, 2011 DNA Precious Metals Inc. authorized the issuance of 250,000 shares of DNA Precious Metals Inc. common stock to Denis Bernier working under the banner of SCEB Inc. as the environment and engineer specialist hired to overlook and coordinate the entire authorization permit process.  Also on October 19, 2011 DNA Precious Metals Inc. authorized the issuance of 350,000 shares of DNA Precious Metals Inc. common stock to two different individuals for their total investment of $70,000 CAD through a private placement at $0.20 per share directly with the Company.  Of the total amount invested above mentioned, $40,000 was received and deposited in DNA Precious Metals bank account on September 30, 2011.  These funds were cleared by the financial institution seven days after the deposit.

From September 30, 2011 to present DNA Precious Metals Inc. incurred substantial expenses related to the process of obtaining the Quebec Provincial authorization permit for the extraction of the precious metals in the tailings residue on the Montauban Mine Property.  Laboratoire LTM was mandated to prepare the process mill blueprints and mining circuit extraction plans.  Laboratiore LTM remitted the completed final plans to DNA Precious Metals Inc. during this period and consequently received a final payment on October 7, 2011 in the amount of $22,976 CAD. SCEB Inc. was hired as the environment and engineer specialist to overlook and coordinate the entire authorization permit process.  SCEB Inc. received a total of $16,897 CAD during this period.  Also during this period, DNA Precious Metals Inc. signed a purchase agreement for a 10,000 square foot steel structure industrial building with Universal Steel Buildings.  The total cost of the building is $189,367 USD and on October 13, 2011 DNA Precious Metals Inc. secured the purchase of the industrial steel structure building with an initial payment to Universal Steel Buildings in the amount of $17,462 USD.

F2-17

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth costs and expenses payable by DNA Precious Metals, Inc. in connection with the sale of common shares being registered.  All amounts except the SEC filing are estimates.

SEC registration fee
Accounting and Audit fees and expenses	$343.80
Legal fees and expenses	$60,000
Miscellaneous	$3,000

Total	$63,348.80

The foregoing are estimates only.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws and Articles of Incorporation provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or, while an officer or director of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful.

Our Bylaws allow us to purchase and maintain insurance for any person who is or was a director or officer of the Company, or is or was serving at request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not he or she is indemnified against such liability or expense pursuant to the indemnification provisions of our Bylaws and whether or not the Company would have the power or would be required to indemnify him or her against such liabilities pursuant to such indemnification provisions or Nevada or other applicable law.

Our Bylaws also provide that to the same extent as it may do for any officer or director, the Company may indemnify and advance expenses to any person who is not and was not a director or officer of the Company, but who is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise.

ii-1

Nevada Law

We are incorporated pursuant to the laws of the State of Nevada.  Section 78.7502 of the Nevada Revised Statues provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and that, with respect to any criminal action or proceeding, he or she had reasonably cause to believe that his or her conduct was unlawful.

Section 78.7502 of the Nevada Revised Statutes, also, provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Revised Statues provides that discretionary indemnification pursuant to that Section 78.7502, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751 of the Nevada Revised Statutes, by the corporation may be only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made by:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors – who were not parties to the action, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal, counsel in a written opinion.

The Articles of Incorporation, the Bylaws or an agreement made by a corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred an in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

ii-2

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada Revised Statutes Section 78.751:

•
Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the Nevada Revised Statutes or for the advancement of expenses made pursuant to Subsection 2 of Section 78.751 of the Nevada Revised Statutes, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising pursuant to the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Company pursuant to Nevada law, or otherwise, we have been advised the opinion of Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of the Company in successful defense of any action, suit, or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In May 2010, we issued to 28 purchasers residing in Canada 18,000,000 shares of our common stock at a purchase price of $.003 per share for a total of $54,000.  Those shares were issued in transactions which qualify for that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified by the provisions of Regulation S.  Accordingly, none of those purchasers are U.S. persons as that term is defined in Regulation S.  No underwriters were used, and no commissions or other remuneration was paid except to us.  The securities were sold in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933.  No directed selling efforts were made in the United States by us, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing.  We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulations S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

In June 2010, we offered and sold to 5 purchasers residing in the United States 2,000,000 shares of our common stock at a purchase price of $.003 per share for a total of $6,000.   The transactions pursuant to which those shares were issued to those purchasers did not involve a public offering of our securities and, therefore, were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 pursuant to the provisions of Section 4(2) of that Act.  In connection with the offer and sale of those 2,000,000 shares, no general solicitation or advertising was used.  Those 5 purchasers had pre-existing relationships with us on the dates we sold those 2,000,000 shares to them.  No commission was paid in connection with the offer and sale of those 2,000,000 shares.

In 2011, the Company issued 5,000,000 shares of common stock to acquire mining rights at a value of $15,000; 5,000,000 shares of common stock to board members for services at a value of $15,000; 1,000,000 shares of common stock for payment of interest on the promissory note of $3,000; 1,500 000 shares of stock under employment agreements ($300,000 value) and 3,000,000 shares of common stock in a private placement of $640,000 (including the liability for stock to be issued).   We relied on the exemptive provisions of Section 4(2) in issuing these securities.

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ITEM 16.  EXHIBITS

The following exhibits are filed with this Registration Statement on Form S-1.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Amendment to Articles of Incorporation changing the Company’s name to Entertainment Education Arts Inc.
3.3	Amendment to Articles of Incorporation changing the Company’s name to DNA Precious Metals, Inc.
3.4	Amendment to Articles of Incorporation increasing the number of authorized shares
3.5	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of Jeffrey G. Klein, P.A.
10.1	Employment Agreement with Chandik
10.2	Employment Agreement with Girard
10.3	Employment Agreement with Bercovitch
10.4	Acquisition Agreement between the Company and 9215-8062 Quebec Inc.
23.1	Consent of KBL, LLP
23.2	Consent of Jeffrey G. Klein, P.A. (included in Exhibit 5.1)

ITEM 17.  UNDERTAKINGS

We hereby undertake to:

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registrant statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that times shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement of prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchase, if the securities are offered or sold to such purchase by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or no behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this amendment to this registration statement to be signed on our behalf by the undersigned, in the City of Saint Leonard, Province of Quebec, on  December 19, 2011.

DNA Precious Metals, Inc.
By:	/s/ James Chandik
Name:	James Chandik

Title:	President/CEO/Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date

/s/ Jeffrey Bercovitch	Chief Financial Officer	December 19, 2011
Name: Jeffrey Bercovitch	(Principal Accounting Officer
and Principal Financial Officer Director

/s/ Claude Girard	Vice President/ Director	December 19, 2011
Name: Claude Girard